UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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CINCINNATI FINANCIAL CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Cincinnati Financial Corporation
2015 Annual Shareholder Meeting Notice
and Proxy Statement

March 18, 2015

To the Shareholders of Cincinnati Financial Corporation:

You are cordially invited to attend the Annual Meeting of Shareholders of Cincinnati Financial Corporation, which will take place at 9:30 a.m. on Saturday, May 2, 2015, at the Cincinnati Art Museum, located in Eden Park, Cincinnati, Ohio. The business to be conducted at the meeting includes:

1.	Electing 15 directors for one-year terms;

2.	Ratifying the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2015;

3.	Voting on a nonbinding proposal to approve compensation for the company’s named executive officers; and

4.	Transacting such other business as may properly come before the meeting.

Shareholders of record at the close of business on March 4, 2015, are entitled to vote at the meeting.

Whether or not you plan to attend the meeting, please cast your vote as promptly as possible. We encourage convenient online voting, which saves your company significant postage and processing costs. If you prefer, you may submit your vote by telephone or by mail.

Your Internet or telephone vote must be received by 11:59 p.m. EDT on May 1, 2015, to be counted in the final tabulation. If you choose to vote by mail, please be sure to return your proxy card in time to be received and counted before the Annual Meeting. Thank you for your interest and participation in the affairs of the company.

/S/ Lisa A. Love

Lisa A. Love, Esq.

Senior Vice President, General Counsel and Corporate Secretary

This proxy statement, the Annual Report on Form 10-K, Letter From the Chairman and the Chief Executive Officer and voting instructions were first made available to Cincinnati Financial Corporation shareholders on March 18, 2015.

Table of Contents

Proxy Summary	3

2015 Annual Meeting of Shareholders	3

Voting Matters and Board Recommendations	3

2014 Governance Highlights	3

Director Nominees	4

2014 Business Highlights	5

2014 Executive Compensation Highlights	5

Important Dates for the 2016 Annual Meeting of Shareholders	6

Frequently Asked Questions	7

Security Ownership of Principal Shareholders and Management	9

Section 16(A) Beneficial Ownership Reporting Compliance	10

Information About the Board of Directors	11

Proposal 1 – Election of Directors	11

Nominees for Director of Your Company	11

Governance of Your Company	20

Certain Relationships and Transactions	22

Audit-Related Matters	24

Proposal 2 – Management’s Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm	24

Report of the Audit Committee	24

Fees Billed by the Independent Registered Public Accounting Firm	25

Services Provided by the Independent Registered Public Accounting Firm	25

Compensation of Named Executive Officers and Directors	27

Proposal 3 – Advisory Vote on Compensation of Named Executive Officers	27

Report of the Compensation Committee	29

Compensation Committee Interlocks and Insider Participation	29

Compensation Discussion and Analysis	29

Conclusion	56

Shareholder Proposals for Next Year	56

Cost of Solicitation	56

Other Business	56

Appendix A	57

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures	57

Proxy Summary

This summary highlights information contained elsewhere in this proxy statement. It does not contain all of the information that you should consider. You should read the entire proxy statement before voting. For more complete information about the company’s 2014 performance, please review the company’s 2014 Annual Report on Form 10-K.

2015 Annual Meeting of Shareholders

Date and Time:	May 2, 2015, 9:30 a.m. EDT

Place:	Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio 45202

Record Date:	March 4, 2015

Meeting Webcast:	cinfin.com/investors

Voting Matters and Board Recommendations

Our Board’s Recommendation
Election of Directors (Page 11 )	FOR Each Director Nominee
Ratification of Auditors (Page 24)	FOR
Advisory Vote to Approve Executive Compensation (Page 27)	FOR

2014 Governance Highlights

In 2014, the company continued to follow its strong governance policies and practices to benefit shareholders. Highlights included:

•	Cincinnati Financial Corporation, operating through The Cincinnati Insurance Companies, ranked first among large-cap companies on Forbes’ list of America’s 50 Most Trustworthy Financial Companies in 2014, with the highest average AGR over the past four quarters based on openness and integrity in accounting, governance and management. This marks the fourth consecutive time Forbes has recognized Cincinnati Financial for trustworthiness. © 2014, Forbes Media LLC. Used With Permission.

•	We received the Duke Energy Power Partner Award in recognition of our collaboration with Duke Energy to create sustainable, smart energy solutions. Our 2014 Environmental Stewardship report can be found at cinfin.com/investors.

•	Considering feedback from our annual outreach conversations with investors, our board of directors adopted the practice of annual board evaluations. The board intends that this annual process will help inform its decisions about how the board functions, its structure and the mix of experience, skills, competencies and other qualities of current directors and future director candidates.

•	At the 2014 Annual Meeting of Shareholders, all of our directors were elected by more than 91 percent of the votes cast in the election of directors.

•	We have no material related-party transactions with any of our independent directors. Only two of our independent directors had reportable transactions in 2014, and those involve their purchase of our insurance policies for premiums that for each total less than 0.02 percent of our 2014 consolidated revenues.

Director Nominees

The following table provides summary information about each director nominee. Complete information about each director’s background and experience begins on Page 12. Each director stands for election annually.

Name	Age	Primary Occupation	Independent	Committee Memberships	Other Public Company Boards
William F. Bahl*	63	Chairman, Bahl & Gaynor Investment Counsel Inc.	√	A, C, E, I, N (Chair)	0
Gregory T. Bier	68	Managing Partner (Retired), Deloitte LLP	√	A, C, I	1
Linda W. Clement-Holmes	52	Chief Information Officer, The Procter & Gamble Company	√	A, N	0
Dirk J. Debbink	59	Chairman and Chief Executive Officer, MSI General Corporation	√	A, C	0
Steven J. Johnston	55	President and Chief Executive Officer, Cincinnati Financial Corporation		E (Chair), I	0
Kenneth C. Lichtendahl	66	Director of Development and Sales, Heliosphere Designs LLC	√	A, N	0
W. Rodney McMullen	54	Chairman and Chief Executive Officer, The Kroger Co.	√	C (Chair), E, I	1
David P. Osborn	54	President, Osborn Rohs Williams & Donohoe LLC	√	A, I	0
Gretchen W. Price	60	Executive Vice President, Chief Financial and Administrative Officer, Arbonne International LLC	√	A (Chair), C, N	0
John J. Schiff, Jr.	71	Former Chairman and Chief Executive Officer, Cincinnati Financial Corporation		I	1
Thomas R. Schiff	67	Chairman and Chief Executive Officer, John J. & Thomas R. Schiff & Co. Inc.		I	0
Douglas S. Skidmore	52	Chief Executive Officer, Skidmore Sales & Distributing Company Inc.	√	A, N	0
Kenneth W. Stecher	68	Chairman of the Board, Cincinnati Financial Corporation		E, I (Chair)	0
John F. Steele, Jr.	61	Chairman and Chief Executive Officer, Hilltop Basic Resources Inc.	√	A, E	0
Larry R. Webb	59	President, Webb Insurance Agency Inc.		E, I	0

*	Lead Director
A	Audit Committee
C	Compensation Committee
E	Executive Committee
I	Investment Committee
N	Nominating Committee

2014 Business Highlights

In 2014, the company continued to deliver strong financial and operating results. Highlights included:

•	A combined ratio of 95.6 percent, the third consecutive year of underwriting profit. Although higher natural catastrophe losses, higher noncatastrophe weather losses and higher estimates of incurred but not reported losses and loss expenses dampened underwriting profits when compared with our very strong combined ratio of 93.8 percent in 2013, our 2014 combined ratio was 0.5 points better than the combined ratio of 96.1 percent produced in 2012.

•	A 2 percent increase in net income to $525 million.

•	A 6 percent increase in consolidated property casualty net written premiums, reflecting higher pricing, rising insured exposures and multi-year compounding effects of premium growth initiatives.

•	A 7 percent increase in the fair value of our invested assets plus cash, including an 11 percent increase for the stock portfolio and a 4 percent increase for the bond portfolio.

•	A 4 percent increase in pretax investment income, net of expenses, reflecting a 13 percent increase in equity portfolio dividends and a 1 percent growth in interest income.

•	A 7.9 percent increase in book value, to a record $40.14 per share on December 31, 2014, after the effect of a 4.7 percent dividend paid to shareholders.

•	A value creation ratio (VCR) of 12.6 percent, near the high end of the range of our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017, exceeding that measure for six of the 10 companies in the peer group.

•	At December 31, 2014, our three-year total shareholder return of 90.63 percent exceeded that measure for six of the 10 companies in our peer group.

2014 Executive Compensation Highlights

As discussed in Compensation Discussion and Analysis beginning on Page 29, we seek to align the interests of our named executive officers with the interests of our shareholders. The compensation committee endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward, develop and retain the executive talent required to achieve the company’s business objectives, with the ultimate goal of increasing shareholder value.

Set forth below is the 2014 compensation for each named executive officer as determined under Securities and Exchange Commission (SEC) rules. See the notes accompanying the Summary Compensation Table (SCT) on Page 45 for more information.

Name and Principal Position	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total Compensation ($)
Steven J. Johnston Chief Executive Officer & President	922,846	-	473,132	131,132	927,000	-	169,697	2,623,807

Jacob F. Scherer, Jr. Chief Insurance Officer	845,942	-	325,573	90,151	552,338	766,538	24,761	2,605,303

Michael J. Sewell Chief Financial Officer	753,658	-	289,770	80,321	492,083	-	113,129	1,728,961

Martin F. Hollenbeck Chief Investment Officer	617,769	-	238,082	65,887	403,650	-	95,751	1,421,139

Charles P. Stoneburner II Senior Vice President	617,769	-	238,082	65,887	403,650	635,249	14,064	1,974,701

Generally, the committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, compensation of the named executive officers, including the chief executive officer, will be higher than when the company’s performance lags its peers. The following graph illustrates the directional relationships between company performance, based on the two performance metrics used in our performance-based awards, and the compensation of our chief executive officer for the three years ending 2014.

CEO Pay for Performance	2012	2013	2014
SCT Total Compensation	$ 2,068,916	$ 3,501,957	$ 2,623,807
Realized Compensation(1)	$ 1,524,600	$ 2,971,137	$ 2,434,715
1-Year VCR	12.6%	16.1%	12.6%
3-Year Total Shareholder Return(2)	73.6%	88.6%	90.6%

(1)	Realized compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year.
(2)	3-Year Total Shareholder Return is total shareholder return for the 3-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg LP.

Important Dates for the 2016 Annual Meeting of Shareholders

•	Shareholder proposals submitted for inclusion in our 2016 proxy statement pursuant to SEC Rule 14a-8 must be received by us by November 19, 2015.

•	Notice of shareholder proposals to be raised from the floor of the 2016 Annual Meeting of Shareholders outside of SEC Rule 14a-8 must be received by us between January 23, 2016, and March 2, 2016.

More information about submitting shareholder proposals for the 2016 Annual Meeting of Shareholders begins on Page 56.

Frequently Asked Questions

Who is soliciting my vote? – The board of directors of Cincinnati Financial Corporation is soliciting your vote for the 2015 Annual Meeting of Shareholders.

Who is entitled to vote? – Shareholders of record at the close of business on March 4, 2015, may vote.

How many votes do I have? – You have one vote for each share of common stock you owned on March 4, 2015.

How many votes can be cast by all shareholders? – 164,260,077 outstanding shares of common stock can be voted as of the close of business on March 4, 2015.

How many shares must be represented to hold the meeting? – A majority of the outstanding shares, or 82,130,039 shares, must be represented to hold the meeting.

How many votes are needed to elect directors and to approve the proposals? –

•	The nominees for director receiving the 15 highest vote totals are elected as directors.

•	The selection of our independent registered public accounting firm is ratified if the majority of shares voted are cast in favor of the proposal. Abstentions have no effect on the voting of the proposal but are counted as present for purposes of determining whether quorum requirements are met for the meeting.

•	The advisory proposal to approve compensation of the named executive officers is approved if the majority of shares present and entitled to vote are cast in favor of the proposal. Abstentions have the same effect as votes against this proposal.

How do I vote? – You may vote by proxy, whether or not you attend the meeting. Even if you plan to attend the annual meeting, we ask that you vote your shares in one of the ways listed below. Attending the meeting does not constitute a revocation of a previously submitted vote.

A Notice Regarding the Availability of Proxy Materials will be provided to you by mail in late March or early April, unless you have requested for these materials to be delivered to you in paper or by email. The Notice includes instructions for viewing our year-end 2014 financial materials and proxy statement online and for voting via the Internet, by telephone or by mail, along with the required Control Number (the Control Number is unique to each account). The Notice also includes instructions on how to request paper materials.

Shareholders who request paper or email delivery of all materials receive the 2014 Annual Report on Form 10-K, the Annual Letter From the Chairman and the Chief Executive Officer and the 2015 Shareholder Meeting Notice and Proxy Statement in late March or early April.

If you are a Shareholder of Record who owns shares directly in your name, you may vote your shares in one of the following ways:

•	By telephone or over the Internet. You may vote your shares by calling 1-888-693-8683 or via the Internet at www.cesvote.com. If you vote by telephone or via the Internet, you do not need to return a proxy card by mail. Voting by telephone or on the Internet is convenient, reduces the use of natural resources and saves significant postage and processing costs. Your vote is also recorded immediately and there is no risk that postal delays could cause your vote to arrive late and therefore not be counted.

•	By Mail. If you received printed proxy materials, you may submit your vote by completing, signing and dating each proxy card received and returning it in the prepaid envelope. Sign your name exactly as it appears on the proxy card.

•	In person at the Annual Meeting. You may vote your shares in person at the Annual Meeting. Even if you plan to attend the Annual Meeting in person, we recommend that you also submit your proxy card or voting instructions, vote by telephone or via the Internet by the applicable deadline so that your vote will be counted if you later decide not to attend the meeting.

If you are a Beneficial Shareholder who owns shares indirectly through a bank, broker or other nominee, you should follow the instructions in the Notice or voting instructions that you receive from the broker or other nominee holding your shares. The availability of telephone and Internet voting will depend on the voting process of your broker or nominee. Shares held beneficially may be voted in person at the Annual Meeting only if you obtain a legal proxy from your broker or nominee giving you the right to vote the shares.

The deadline for online and telephone voting is 11:59 p.m. EDT on May 1, 2015. If you choose to vote by mail, be sure to return your proxy card in time to be received and counted before the Annual Meeting.

Where do I locate my Control Number so I can vote? – If you receive our information in the mail, the Control Number is on the Notice or proxy card that also gives your name and the number of shares you hold. If you receive our information in emails, the Control Number is in the text of the email.

What if I cannot locate my Control Number? – If you hold shares directly in your name, you may obtain your Control Number by calling 1-877-777-2857. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply the Control Number.

Can I obtain another proxy card so I can vote by mail? – If you hold shares directly in your name, you may obtain another proxy card by calling 1-877-777-2857. If your shares are registered in the name of a bank, broker or other nominee, that firm can supply another voting instruction form.

What if I vote “withhold” or “abstain?” – “Withhold” votes have no effect on the votes required to elect directors. Votes to abstain have the same effect as votes “against” the advisory say on pay proposal, but no effect on the vote to ratify the registered independent public accounting firm.

Can my shares be voted if I don’t return my proxy or voting instructions and don’t attend the annual meeting? – If your shares are registered in your name, the answer is no. If your shares are registered in the name of a bank, broker or other nominee and you do not direct your nominee as to how to vote your shares, applicable rules provide that the nominee generally may vote your shares on any of the routine matters scheduled to come before the meeting. The proposal to ratify the selection of the independent registered public accounting firm is believed to be the only routine matter scheduled to come before this year’s annual meeting. If a bank, broker or other nominee indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular matter, these shares (called broker nonvotes) are counted as present in determining whether we have a quorum but have no effect on the votes required to elect directors or to approve compensation for our named executive officers.

Can I change my vote or revoke my proxy? – Yes. Simply cast a new vote by Internet or telephone or send in a new signed proxy card with a later date. If you hold shares directly in your name, you may send a written notice of revocation to the corporate secretary of the company. If you hold shares directly in your name and attend the annual meeting, you also may choose to vote in person. At the meeting, you can request a ballot and direct that your previously submitted proxy not be used.

How are the votes counted? – Votes cast by proxy are tabulated prior to the meeting by the holders of the proxies. Inspectors of election appointed at the meeting count the votes and announce the preliminary results at the meeting. The proxy agent reserves the right not to vote any proxies that are altered in a manner not intended by the instructions contained in the proxy. The company publicly discloses the final voting results in a Form 8-K filing after the vote count is certified, usually within a week of the meeting.

Could other matters be decided at the meeting? – We do not know of any matters to be considered at the annual meeting other than the election of directors and the proposals described in this proxy statement. For any other matters that do properly come before the meeting, your shares will be voted at the discretion of the proxy holder.

Who can attend the meeting? – The meeting is open to all interested parties.

Can I listen to the meeting if I cannot attend in person? – You can listen to a live webcast of the meeting over the Internet. Instructions are available on the Investors page of cinfin.com approximately two weeks before the meeting. An audio replay is available on the website within two hours after the close of the meeting.

How can I obtain a 2014 Annual Report? – You can obtain our 2014 Annual Report on Form 10-K as filed with the SEC at no cost in several different ways. You may view, search or print the document online from cinfin.com/investors or www.viewproxy.com/cinfin/2015. You may ask that a copy be mailed to you by contacting the corporate secretary of Cincinnati Financial Corporation. Or, you may request it directly from Shareholder Services. Please see the Investor Contacts page of cinfin.com/investors for details. These contacts are also listed at the end of this proxy statement.

Security Ownership of Principal Shareholders and Management

Under Section 13(d) of the Securities Exchange Act of 1934 (Exchange Act), a beneficial owner of a security is any person who directly or indirectly has or shares voting power or investment authority over such security. A beneficial owner under this definition need not enjoy the economic benefit of such securities. The following are the only shareholders known to the company who are deemed to be beneficial owners of at least 5 percent of our common stock as of March 4, 2015.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Common stock	BlackRock Inc.	11,738,008	(1)	7.15
	40 East 52nd Street
	New York, NY 10022

Common stock	John J. Schiff, Jr., CPCU*	11,669,568	(2)(3)(4)(5)(6)	7.10
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, OH 45014
	Boston, MA 02111

Common stock	State Street Corporation	11,383,289	(7)	6.93
	State Street Financial Center
	One Lincoln Street
	Boston, MA 02111

Common stock	The Vanguard Group Inc.	11,349,890	(8)	6.91
	100 Vanguard Blvd.
	Malvern, PA 19355

Common stock	First Eagle Investment Management LLC	9,738,200	(9)	5.93
	1345 Avenue of the Americas
	New York, NY 10105

Common stock	Thomas R. Schiff*	9,603,288	(2)(3)(6)(10)	5.85
	Cincinnati Financial Corporation
	6200 South Gilmore Road
	Fairfield, OH 45014

* John J. Schiff, Jr. and Thomas R. Schiff, directors of the company, are brothers

The outstanding common shares beneficially owned by each other director and our named executive officers and total outstanding shares for all directors and executive officers as a group as of March 4, 2015, are shown below:

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Footnote Reference	Percent of Class

Other Directors and Named Executive Officers
William F. Bahl, CFA, CIC	225,909	(11)	0.14
Gregory T. Bier, CPA (ret.)	21,509		0.01
Linda W. Clement-Holmes	6,994		0.00
Dirk J. Debbink	20,464		0.01
Martin F. Hollenbeck, CFA, CPCU	71,209	(4)(5)(6)	0.04
Steven J. Johnston, FCAS, MAAA, CFA, CERA	188,499	(4)(5)	0.11
Kenneth C. Lichtendahl	32,868		0.02
W. Rodney McMullen	46,844		0.03
David P. Osborn, CFA	28,075		0.02
Gretchen W. Price	23,715		0.01
Jacob F. Scherer, Jr	185,717	(4)(6)	0.11
Michael J. Sewell, CPA	76,771	(4)(5)	0.05
Douglas S. Skidmore	33,331	(12)	0.02
Kenneth W. Stecher	233,645	(4)(6)	0.14
John F. Steele, Jr.	20,360		0.01
Charles P. Stoneburner II, AIM, CPCU	82,394	(4)(6)	0.05
Larry R. Webb, CPCU	496,024	(13)	0.30

All directors and nondirector executive officers as a group (29 individuals)	15,988,947	(2)(3)(4)(5)(6) (10)(11)(12)(13)	9.73

Except as otherwise indicated in the notes below, each person has sole voting and investment power with respect to the common shares noted.

(1)	Reflects ownership as of December 31, 2014, according to Form 13G/A filed by BlackRock Inc. on January 26, 2015.
(2)	Includes 6,523,616 shares owned of record by the Mary R. Schiff and John J. Schiff Foundation and 945,902 shares owned of record by the John J. Schiff Charitable Lead Trust. The trustees of both are Messrs. J. Schiff, Jr. and T. Schiff and Suzanne S. Reid, who share voting and investment power equally.
(3)	Includes 107,186 shares owned of record by the John J. & Thomas R. Schiff & Co. Inc. pension plan, the trustees of which are Messrs. J. Schiff, Jr. and T. Schiff, who share voting and investment power; and 124,249 shares owned by John J. & Thomas R. Schiff & Co. Inc. for which Messrs. J. Schiff, Jr. and T. Schiff share voting and investment power.
(4)	Includes shares available within 60 days from exercise of stock options in the amount of 57,606 shares for Mr. Johnston; 59,308 for Mr. Scherer; 120,383 shares for Mr. J. Schiff, Jr.; 27,572 shares for Mr. Sewell; 29,121 shares for Mr. Hollenbeck; 110,377 shares for Mr. Stecher; 35,320 for Mr. Stoneburner; and 151,715 shares for the nondirector executive officers as a group.
(5)	Includes shares held in the company’s nonqualified savings plan for highly compensated associates in the amounts of 72,760 shares for Mr. Johnston; 4,410 shares for Mr. Hollenbeck; 10,620 shares for Mr. Sewell; 16,898 shares for Mr. J. Schiff, Jr.; and 28,510 shares for the nondirector executive officers as a group. Individuals participating in this plan do not have the right to vote these shares.
(6)	Includes shares pledged as collateral as of December 31, 2014, in the amounts of 18,218 for Mr. Hollenbeck; 116,894 for Mr. Scherer; 1,363,512 for Mr. J. Schiff, Jr.; 753,233 for Mr. T. Schiff; 30,475 for Mr. Stecher; 15,291 for Mr. Stoneburner and 243,188 for the nondirector executive officers as a group.
(7)	Reflects ownership as of December 31, 2014, according to Form 13G filed by State Street Corporation on February 12, 2015.
(8)	Reflects ownership as of December 31, 2014, according to Form 13G/A filed by The Vanguard Group Inc. on February 11, 2015.
(9)	Reflects ownership as of December 31, 2014, according to Form 13G/A filed by First Eagle Investment Management LLC on January 29, 2015.
(10)	Includes 93,218 shares held in Thomas R. Schiff Foundation and 245,540 shares held in TRS Investments LLC., of which Mr. T. Schiff has voting and investment power.
(11)	Includes 8,821 shares held in the Bahl Family Foundation, of which Mr. Bahl is president.
(12)	Includes 7,035 shares owned of record by Skidmore Sales Profit Sharing Plan, of which Mr. Skidmore is an administrator and shares investment authority.
(13)	Includes 186,257 shares owned of record by a limited partnership of which Mr. Webb is a general partner and 43,478 shares owned of record by a marital trust for the benefit of his wife and children.

Section 16(A) Beneficial Ownership Reporting Compliance

Directors, executive officers and 10 percent shareholders are required to report their beneficial ownership of our stock according to Section 16 of the Exchange Act. Those individuals are required by SEC regulations to furnish the company with copies of all Section 16(a) forms they file.

SEC regulations require us to identify in this proxy statement anyone who filed a required report late during the most recent calendar year. Based on our review of forms we received or written representations from reporting persons stating that they were not required to file these forms, we believe that all Section 16(a) filing requirements were satisfied on a timely basis during the calendar year 2014.

Information About the Board of Directors

The mission of the board is to encourage, facilitate and foster the long-term success of Cincinnati Financial Corporation. The board oversees management in the performance of the company’s obligations to our independent agents, policyholders, associates, communities and suppliers in a manner consistent with the company’s mission and with the board’s responsibility to shareholders to achieve the highest sustainable shareholder value over the long term.

Proposal 1 – Election of Directors

Directors are elected annually. The board of directors currently consists of 15 directors, 10 of whom are independent. On November 21, 2014, the board, upon the recommendation of its nominating committee, unanimously nominated the 15 directors listed below for re-election to the board at the 2015 Annual Meeting of Shareholders. The directors elected at the Annual Meeting will hold office until the 2016 Annual Meeting and until their successors are duly elected and qualified. Unless otherwise instructed, the persons named in the proxy card (the proxyholders) attached to this proxy statement, as filed with the SEC, intend to vote the proxies held by them for the election of the 15 nominees named below. The board of directors knows of no reason why these nominees should be unable or unwilling to serve, but if that should be the case, proxies received will be voted for the election of such other persons, if any, as the board of directors may designate.

Vote Required

The 15 directors receiving the highest number of votes cast for their election will be elected directors of the company. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Steven J. Johnston, Kenneth C. Lichtendahl, W. Rodney McMullen, David P. Osborn, Gretchen W. Price, John J. Schiff, Jr., Thomas R. Schiff, Douglas S. Skidmore, Kenneth W. Stecher, John F. Steele, Jr., and Larry R. Webb as directors to hold office until the 2016 Annual Meeting of Shareholders and until their successors are elected and seated.

Nominees for Director of Your Company

Each of our directors brings to our board extensive management and leadership experience gained through their service as executives and, in several cases, chief executive officers of diverse businesses. In these executive roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital, risk and business cycles. In addition, most current directors bring public company board experience – either significant experience on other boards or long service on our board – that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. Further, each director has civic and community involvement that mirrors our company’s values emphasizing personal service, relationships and local decision making. The nominating committee’s process to recommend qualified director candidates is described on Page 21 under Director Nomination Considerations and Process.

Below are the names of the nominees for election to the office of director along with their ages, the year first elected as a director, their present positions, principal occupations and public company directorships held in the past five or more years. For each nominee, we also describe specific individual qualifications and skills of our directors that contribute to the overall effectiveness of our board and its committees.

Nominees for Election of Directors

(Data as of March 4, 2015)

William F. Bahl, CFA, CIC, age 63, has been a director of the company since 1995 and currently is our lead director and chairman of the nominating committee. He is a member of the audit, compensation, executive and investment committees and a director on our insurance subsidiary boards.

Mr. Bahl co-founded an independent registered investment advisory firm that performs financial analysis of publicly held securities, advising and managing portfolios for high-net-worth individuals and institutional clients. His expertise helps support the board’s oversight of our investment operations, which continue to be our main source of profits. His familiarity with public company governance structures and policies beyond our own contributes to full discussion and evaluation of our options.

Mr. Bahl is chairman of the board of Cincinnati-based Bahl & Gaynor Investment Counsel Inc. Prior to co-founding Bahl & Gaynor in 1990, he was senior vice president and chief investment officer at Northern Trust Company in Chicago, having previously worked for Fifth Third Bank and Mellon Bank. From 2005 to 2014, Mr. Bahl was a director of publicly traded LCA-Vision Inc., serving as chair of the compensation committee and a member of the audit and nominating committees. He was a trustee of The Preferred Group of Funds until 2006 and as a board member from 2000 to 2006 of The Hennegan Company, a privately owned, Cincinnati-based printing company. Mr. Bahl earned a Master of Business Administration from the University of Michigan after graduating from the University of Florida. He has qualified for the Chartered Financial Analyst designation since 1979 and the Chartered Investment Counselor designation since 1991. His activities have included leadership and service on nonprofit community boards and foundations benefiting parks, schools, a hospital association and youth organizations.

Gregory T. Bier, CPA (Ret.), age 68, has been a director of the company since 2006. He is a member of the audit, compensation and investment committees and a director on our insurance subsidiary boards.

As a former lead partner for a respected independent registered public accounting firm, Mr. Bier brings to our board relevant experience with accounting and financial reporting issues, SEC filings, complex corporate transactions and mergers and acquisitions for public companies including Fifth Third Bancorp, The Procter & Gamble Company, The Midland Company, Cincinnati Financial Corporation and The E.W. Scripps Company.

Mr. Bier was the managing partner of the Cincinnati office of Deloitte LLP, an independent registered public accounting firm, from 1998 to 2002. He retired in 2002 after 23 years as a partner of the firm and 35 years of service, beginning in 1967 when he joined Haskins & Sells, which later became part of Deloitte. In 2008, he became a director of LifePoint Hospitals Inc., a public company with $4 billion of revenues that is a leading provider of healthcare services in nonurban communities in 21 states. He chairs LifePoint’s audit and compliance committees and is a member of its compensation, corporate governance and nominating, and quality committees. From 2002 to 2007, Mr. Bier was an audit committee member for Catholic Healthcare Partners (now Mercy Health), one of the largest not-for-profit health systems in the United States. A graduate of Xavier University, he became a CPA in 1970 and is a member with retired status of the American Institute of Certified Public Accountants and the Ohio Society of Certified Public Accountants. His activities have included leadership and service on nonprofit community boards and foundations benefiting several high schools, colleges, social services and civic organizations.

Linda W. Clement-Holmes, age 52, has been a director of the company since 2010 and is a member of our audit and nominating committees.

Ms. Clement-Holmes ensures full leverage of emerging business technologies to support and speed The Procter & Gamble Company’s innovation and product supply efforts. Her aptitude and accomplishments in these areas help our board to effectively evaluate our business processes and technology initiatives, supporting alignment of those initiatives with our strategic goals.

Ms. Clement-Holmes is chief information officer of publicly traded The Procter & Gamble Company. From 2010 to 2014, she was senior vice president of Global Business Services and also served as chief diversity officer from 2010 to 2012. She was vice president of Global Business Services from 2007 to 2010, with responsibility from 2007 to 2009 for Central and Eastern Europe, Middle East and Africa and, in 2009, for External Strategic Alliances, Flow-to-the-Work Resources & Employee Solutions. From 2006 to 2007, she was manager, Global Business Services, Central and Eastern Europe, Middle East and Africa; and in 2005, manager of Information & Decision Solutions, Infrastructure Services & Governance. Other management positions since 1983 have included service in various business areas: IT Outsourcing Initiative, Global Engineering & Development and Communications, Knowledge & Innovation Center of Expertise, New Initiatives and E-commerce, Sales Management Systems, and Management Systems Operations and Development. Ms. Clement-Holmes holds a Bachelor of Science in industrial management and computer science from Purdue University. Her activities have included leadership and service with academic councils and nonprofit community boards supporting women, families and child care, educational and civic organizations, and professional organizations.

Dirk J. Debbink, age 59, returned as a director of the company in 2012 after a four-year recall to active duty with the U.S. Navy in Washington, D.C. He previously served as a director from 2004 to 2008. He is a member of the audit and compensation committees.

Mr. Debbink has served as chief executive officer and board member of private companies, nonprofit entities and government organizations ranging from small firms typical of the company’s commercial policyholders to extremely large organizations, including Reserve Deputy Commander of U.S. Pacific Fleet (170,000 sailors) and Commander, Navy Reserve Force (64,000 sailors). While on active duty with the U.S. Navy, he served as a senior member on the staff of the Chief of Naval Operations in the Pentagon. He has extensive experience in strategic planning and execution, sales, marketing, information technology for a worldwide dispersed workforce, human resources including pension and profit-sharing plans and government relationships at the federal level. A founder of both private and public nonoperating foundations, he understands the benefits of a long-term perspective toward serving others.

Mr. Debbink is chairman since 2007 and chief executive officer since 2012 of MSI General Corporation, a privately owned design/build construction firm. He joined MSI General in 1983, holding various positions of increasing leadership responsibility and serving as the company’s president from 1991 to 2007. From 2008 to 2012, he served in active military duty as Vice Admiral, Chief of Navy Reserve and Commander, Navy Reserve Force. Mr. Debbink joined the board of the United States Naval Institute in 2012 and chairs its finance committee. He is a board member of Fisher House Wisconsin and serves on the fund development and strategic planning committees. In 2013, he was named chairman of the Commissioning Committee for the USS Milwaukee (LCS 5). In 2014, he became a director of Froedtert Health System and serves on its finance committee. Mr. Debbink earned a Bachelor of Science in systems engineering from the U.S. Naval Academy and a Master of Business Administration from the University of Chicago. He holds professional engineer and real estate broker licenses in the state of Wisconsin and has served the Oconomowoc, Wisconsin, area as a member of various community bank, hospital and other nonprofit boards.

Steven J. Johnston, FCAS, MAAA, CFA, CERA, age 55, has been a director of the company since 2011. He is chairman of the executive committee, a member of the investment committee and a director on all subsidiary boards.

As chief executive officer of Cincinnati Financial Corporation, Mr. Johnston provides the board with information gained from hands-on management of our operations, identifying our near-term and long-term challenges, opportunities and strategies. His management and actuarial expertise and his experience driving technology and efficiency improvements combine with his strong communication skills to aid in his role as liaison between the board and the company management team.

Mr. Johnston has been chief executive officer of the company and all subsidiaries, and president of the company and its lead subsidiary, The Cincinnati Insurance Company, since 2011. From 2008 to 2011, he was chief financial officer, senior vice president and secretary for both the company and The Cincinnati Insurance Company, and treasurer of the company. Prior to joining Cincinnati Financial Corporation, Mr. Johnston was chief financial officer of State Auto Insurance Company. He came to the company with more than 25 years of property casualty insurance experience, including a broad background in accounting, finance, actuarial, reinsurance, technology, investments and management of investor and ratings agency relationships. He also served as a director and chairman of the investment committee for State Automobile Mutual Insurance Company. A graduate of Otterbein University, he is a Fellow of the Casualty Actuarial Society, where he served as a member of the audit committee and chairman of the investment and enterprise risk committees. He is a member of the American Academy of Actuaries, a Chartered Financial Analyst and a Chartered Enterprise Risk Analyst.

Kenneth C. Lichtendahl, age 66, has been a director of the company since 1988 and is a member of our audit and nominating committees.

Mr. Lichtendahl’s years of service on our board and audit committee supports institutional continuity with company and industry knowledge accumulated through all phases of industry and economic cycles and through our expansion over that period. He brings valuable insights gained in developing customer relationships, ethical practices, high-quality staff and product differentiation that helped turn his company, Hudepohl-Schoenling Brewing Co., into the 10th largest brewer in the United States before its sale in 1996.

Mr. Lichtendahl is the director of development and sales for Heliosphere Designs LLC, a private company marketing solar timepieces. From 2011 to 2012, he served as a senior adviser for Nestle Waters of North America, following Nestle’s acquisition of Sweet Leaf Tea, which had acquired Tradewinds Beverage Company in 2010. From 1996 to 2010, Mr. Lichtendahl was president and a director of Tradewinds, a privately owned, Cincinnati-based company formed following the sale of Hudepohl-Schoenling. He served as president of Hudepohl-Schoenling from 1978 to 1996 and previously held various management positions. He was a director for 12 years of Centennial Savings Bank in Cincinnati, which had grown to 11 offices and $700 million of deposits before its sale to National City Bank in 2000. A graduate of the University of Cincinnati, Mr. Lichtendahl has contributed his leadership and service on nonprofit community boards supporting youth and civic organizations and currently serves as treasurer of Greater Yellowstone Coalition, a nonprofit conservation organization.

W. Rodney McMullen, age 54, has been a director of the company since 2001. He is chairman of the compensation committee, a member of the executive and investment committees and a director on our insurance subsidiary boards.

Mr. McMullen has worked with The Kroger Co.’s board on business strategy initiatives and transactions including business model transformation, mergers and acquisitions, divestitures and management transitions. His daily experience leading a large public company equips him to understand and guide management decisions and actions related to planning, risk management, investor relations, marketing and capital management.

Since January 2015, Mr. McMullen has been chairman of the board and chief executive officer of Kroger, a publicly traded, Cincinnati-based company that is one of the world's largest food retailers. He served as chief executive officer of Kroger in 2014 and as president and chief operating officer from 2009 through 2013. Mr. McMullen has been a director of Kroger since 2003, when he was promoted to vice chairman of the board. From 2000 to 2003, he was executive vice president of strategy, planning and finance. He joined Kroger as a part-time store clerk in 1978 and advanced to hold key financial positions, including corporate controller and chief financial officer.

Mr. McMullen serves on the boards of the Cincinnati Business Committee and Cincinnati Center City Development Corporation (3CDC). From 2007 to 2014, he was a member of the board of Global Standards 1, a privately owned company that owns USP and RFID codes, and from 2010 to 2014, he served as chairman of GS1 US, a not-for-profit organization that develops supply-chain standards, solution and services for 25 industries. He also was chairman from 2012 to 2014 of 1WorldSync, a nonprofit organization supporting retailers and consumer product manufacturers across the world. Mr. McMullen holds a Master of Science in accounting from the University of Kentucky, where he also completed his Bachelor of Science in accounting and Bachelor of Business Administration in finance. Other activities have included leadership and service on nonprofit community boards and committees that support a private university and independent living for the disabled and disadvantaged.

David P. Osborn, CFA, age 54, joined the company’s board in November of 2013. He is a member of our audit and investment committees and a director on our insurance subsidiary boards.

Mr. Osborn draws on more than 30 years of experience as an investment professional to lead his independent investment advisory firm’s dividend growth strategy team. This dividend growth strategy mirrors our own investment strategy supporting investment committee decisions. His experiences building relationships and setting long-term strategic business plans enhance board discussions of our company’s long-term outlook and strategic planning activities.

Since 2012, Mr. Osborn has been president of Cincinnati-based Osborn Rohs Williams & Donohoe LLC. He joined its predecessor firm in 1993, becoming a partner in 2010. Mr. Osborn previously held positions at PNC Bank from 1987 to 1993 and at Thomson McKinnon Inc. from 1983 to 1987, prior to its acquisition by Prudential Securities. He earned his Bachelor of Science in business administration from Miami University in Oxford, Ohio, and has qualified for the Chartered Financial Analyst designation since 1991. He is a former president of the CFA Society of Cincinnati and serves on the investment committee for a children’s hospital, as well as nonprofit organizations supporting the arts, education, youth services and the care of adults with neurological disorders.

Gretchen W. Price, age 60, has been a director of the company since 2002. She chairs our audit committee and is a member of our compensation and nominating committees.

Ms. Price’s current and past executive positions have developed her expertise in areas of focus for our board, including accounting, auditing and financial reporting, investor relations, capital management, human resources, information technology, strategic planning and business planning. Board discussions and decisions benefit from her knowledge of customer relationship management and distribution chains.

Ms. Price is executive vice president, chief financial and administrative officer since 2011 of Arbonne International LLC, a beauty and nutritional product company headquartered in Irvine, California. She leads the firm’s financial, accounting, strategy and business planning, operations, information technology, human resources and international functions. She was executive vice president and chief financial officer from 2008 to 2011 of Philosophy Inc., an international, prestige beauty brand based in Phoenix, Arizona. Prior to 2008, she held positions with increasing responsibility during her 31-year tenure at publicly traded The Procter & Gamble Company including vice president and general manager from 2006 to 2007 with responsibility for the go-to-market reinvention strategy for Global Operations and the integration of the Gillette acquisition; vice president of finance and accounting for Global Operations from 2001 to 2005, responsible for worldwide financial leadership; vice president and treasurer from 1998 to 2001, responsible for Global Treasury, investor relations and mergers and acquisitions; and vice president of Global Internal Audit from 1996 to 1998. Ms. Price served on the board of Beam Inc., a publicly traded, leading global premium spirits company from 2012 to 2015, when it was acquired by Suntory Holdings Ltd. where she chaired the audit committee and was a member of the compensation committee. A graduate of the University of Kentucky, she earned the Certified Internal Auditor designation in 1996 and has been a member of the Financial Executives Institute and the Board of Governors of the Institute of Internal Auditors. Her activities have included leadership and service on nonprofit community boards and committees that provide funding for fine arts and music, human service programs and student scholarships.

John J. Schiff, Jr., CPCU, age 71, has been a director of the company since 1968. He is a member of the investment committee and a director on all subsidiary boards.

Mr. Schiff’s long service in our executive and board leadership strongly links us to the mission and values established by our founding agents in 1950. As our former chairman of the board, chief executive officer and a licensed insurance agent, he brings a blended perspective, assuring leadership and cultural continuity through agent-centered decisions that differentiate us from competitors. His insights gained from years of service on multiple public company boards help preserve our business model’s long-term approach to creating shareholder value. He also brings the perspective of a large shareholder to our board discussions and decisions.

From 1986 to 2011, Mr. Schiff was chairman of the company’s board of directors and, except from 2006 to 2008, chairman of its lead subsidiary, The Cincinnati Insurance Company. He also was president and chief executive officer of the company and of its lead subsidiary from 1999 to 2006. He retained only the company-level chairman and chief executive officer roles from 2006 to 2008 when he resumed the subsidiary chairman title. From 1983 to 1996, Mr. Schiff was chairman, chief executive officer and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. Prior to 1983, he was an agent, vice president and secretary of John J. Schiff & Company Inc., which he joined in 1965 after earning a Bachelor of Science in risk and insurance management from The Ohio State University. He earned the Chartered Property Casualty Underwriter designation in 1972 and is a member of The American Institute for Chartered Property Casualty Underwriters, serving as a trustee from 1992 to 2004 and as an executive committee member.

Mr. Schiff also has experience as a director of publicly traded Cincinnati-based companies: The Standard Register Company, a document management services company, since 1982, with service on its audit and pension advisory committees; Fifth Third Bancorp and The Fifth Third Bank, from 1983 to 2014, with periods of service on the compensation, executive and trust committees; Cinergy Corporation, from 1994 to 2005 when it was acquired by Duke Energy Corporation; and Cinergy’s predecessor, Cincinnati Gas & Electric Company, from 1986 to 1995. He served at various times on Cinergy’s audit and compensation committees. Mr. Schiff also is a director of two privately owned companies, the Cincinnati Bengals Inc. and the independent insurance agency named above. His activities have included leadership and service to nonprofit community boards and foundations that support arts education, high school and university education, a hospital and general philanthropy.

Thomas R. Schiff, age 67, has been a director of the company since 1975 and is a member of our investment committee. He is a director on our insurance subsidiary boards.

Mr. Schiff’s experience on our board helps provide ongoing insight into how we are serving our primary customer, the independent insurance agent. He contributes to board assessments of the impacts of our decisions on agency operations, including sales, claims, professional advising and financial management. Additionally, he brings the perspective of a large shareholder to our board discussions and decisions.

Mr. Schiff has been chairman and chief executive officer since 1996 and a director and an agent with John J. & Thomas R. Schiff & Co. Inc., a privately owned, Cincinnati-based independent insurance agency. He was the agency’s president from 1983 to 1996 and sales manager from 1970 to 1983. He also is chief executive officer and chairman of Lightborne Properties and Lightborne Communications, privately owned media companies based in the Cincinnati area. Mr. Schiff is a graduate of Ohio University. His activities have included leadership and service to nonprofit community boards and foundations that support fine and performing arts, arts education, a hospital, children’s dental services and general philanthropy.

Douglas S. Skidmore, age 52, has been a company director since 2004 and is a member of our audit and nominating committees.

Mr. Skidmore has been responsible in his executive roles for strategic direction, marketing, human resources and overall growth and performance of his second-generation family business, which shares many characteristics with our typical commercial policyholders. In addition to providing a policyholder view of our products and services, he has management experience that equips him to contribute to the board’s oversight of business processes and technology initiatives.

Mr. Skidmore has been chief executive officer since 2003 and director since 1994 of Skidmore Sales & Distributing Company Inc., a privately owned, Cincinnati-based full-service independent distributor and broker of quality industrial food ingredients. He was president from 1994 to 2013 and marketing manager from 1990 to 1994. Mr. Skidmore was an account marketing representative for IBM Corporation from 1987 to 1990, with early experiences at Intellitech Corporation and at The Procter & Gamble Company’s Food Process and Product Development Lab. He earned a Master of Business Administration in management and operations from the J.L. Kellogg School of Management at Northwestern University after graduating from Purdue University. Mr. Skidmore is a past president of the Food Ingredient Distributors Association and a trustee of the organization since 2005 and also a member of the Institute of Food Technologists since 1990, with experience on its information systems committee. He currently serves on the national board of Athletes in Action, a global nonprofit organization.

Kenneth W. Stecher, age 68, has been a company director since 2008 and chairman of the board since 2011. He is chairman of the investment committee and a member of the executive committee. He also is the chairman of all subsidiary boards.

Mr. Stecher facilitates and guides the business of the board, supporting its effectiveness with his deep knowledge of the company as well as industry challenges and opportunities. Over his long tenure in management, he was our president and chief executive officer responsible for operations, our chief financial officer responsible for capital management, our face to the analyst and investor communities and our corporate secretary conversant in governance issues and trends.

From 2008 to 2011, Mr. Stecher was president and chief executive officer of the company and its lead subsidiary, The Cincinnati Insurance Company. For both companies, he was chief financial officer from 2001 to 2008 and executive vice president from 2006 to 2008. He also was chairman of the lead subsidiary from 2006 to 2008. He served as senior vice president for both companies until 2006, beginning in 1999 for the company and in 1997 for its lead subsidiary. He was secretary of both companies from 1999 to 2008, and treasurer of the company from 1999 to 2008. Mr. Stecher advanced through the ranks of the company’s life insurance subsidiaries from 1967 to 1982, when his responsibilities within the accounting area broadened to include property casualty insurance accounting. He is a trustee since 2009 of the American Institute for Chartered Property Casualty Underwriters, and past president of the Insurance Accounting & Systems Association, Southwestern Ohio Chapter. He earned a Master of Business Administration in finance from Xavier University after graduating from the University of Cincinnati with a Bachelor of Science in accounting. His activities have included service and leadership on nonprofit community boards that support high school and college institutions and the United Way of Greater Cincinnati.

John F. Steele, Jr., age 61, has been a company director since 2005 and is a member of our audit and executive committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Steele has provided his firm with corporate oversight and strategic direction of all aspects of business ownership, operations and customer relationships. He brings to our board a policyholder perspective, including intimate knowledge of family-run corporations and the construction industry, which is the source of 36 percent of our commercial general liability insurance premiums.

Mr. Steele is chairman since 2004, chief executive officer since 1994 and a director since 1985 of Hilltop Basic Resources Inc., a privately owned, Cincinnati-based aggregates and ready mixed concrete supplier to the construction industry. He started his career at Hilltop in 1978 in sales and assumed responsibility for operations over time, becoming president in 1991 and holding that title until 2004. Prior to joining Hilltop, he was a sales executive for William Powell Company, a privately owned industrial valve manufacturer for which he has been a director since 2004. In 2012, Mr. Steele joined the board of advisers of Lykins Companies Inc., a privately owned full-service oil company. He was a director for privately owned Smook Bros. Inc., a Canadian construction company from 2006 to 2010. He has served on professional boards including the National Stone, Sand & Gravel Association, the Ohio Aggregates Association and the Ohio Ready Mixed Concrete Association. Mr. Steele has a Master of Business Administration from Xavier University and a Bachelor of Arts from Rollins College. His activities have included leadership and service on nonprofit boards for a youth mentoring organization, a university center for the study of family businesses and a community college.

Larry R. Webb, CPCU, age 59, has been a director of the company since 1979 and is a member of our executive and investment committees. He is a director on our property casualty insurance subsidiary boards.

Mr. Webb brings to our board his insights as a principal owner of an independent insurance agency, with duties in financial management and accounting oversight, information technology, human resources, sales and marketing, risk management and relationship development with insurance companies and clients. His long tenure on our board and as a large shareholder, as well as his agency’s representation of our products and services since 1951, brings the board deep institutional knowledge, promoting continuity of the agent-centered mission and values essential to our business model. His agency does not advise the company on our insurance needs or sell insurance products or services to the company.

Mr. Webb has been president since 1994 and director since 1980 of Webb Insurance Agency Inc., a privately owned independent insurance agency based in Lima, Ohio. Prior to becoming president, he was treasurer of the agency from 1981 to 1994. He has been a licensed insurance agent since 1977. He is a director since 2010 of SWD Corporation, a privately owned wholesaler serving small business owners. A graduate of Ohio University, Mr. Webb earned the Chartered Property Casualty Underwriter designation in 1982 and served as president from 1987 to 1988 and director from 1986 to 1992 of the Grand Lake Chapter of CPCU. His activities have included leadership and service to nonprofit community boards that support business ethics, cancer research, an airport authority and cultural organizations.

Committees of the Board and Meetings

There are five standing committees of the board: audit, compensation, executive, investment and nominating. Each committee operates pursuant to a written charter adopted by the board, copies of which are posted on our website at cinfin.com/investors. Each year the board considers changes to the charters recommended by each committee, if any, and reapproves them.

The following table summarizes the current membership of the board and each of its committees, as well as the number of times the board and each committee met during 2014:

	Board	Audit	Compensation	Executive	Investment	Nominating
Mr. Bahl	X	X	X	X	X	Chair
Mr. Bier	X	X	X		X
Ms. Clement-Holmes	X	X				X
Mr. Debbink	X	X	X
Mr. Johnston	X			Chair	X
Mr. Lichtendahl	X	X				X
Mr. McMullen	X		Chair	X	X
Mr. Osborn	X	X			X
Ms. Price	X	Chair	X			X
Mr. J. Schiff, Jr.	X				X
Mr. T. Schiff	X				X
Mr. Skidmore	X	X				X
Mr. Stecher	Chair			X	Chair
Mr. Steele, Jr.	X	X		X
Mr. Webb	X			X	X
Number of 2014 meetings	5	4	3	5	6	3

Board members are expected to attend the Annual Meeting of Shareholders, all meetings of the board and the meetings of committees of which they are a member. In 2014, all directors attended at least 91 percent of the meetings indicated above for the board and committees of which they were members.

The annual meeting of directors is held immediately following the Annual Meeting of Shareholders at the same location. In April 2014, all of the company’s directors attended the Annual Meeting of Shareholders. The board of directors will review committee assignments at its meeting on May 2, 2015.

Audit Committee – The audit committee oversees the process of accounting and financial reporting, audits and financial statements of the company. The report of the audit committee begins on Page 24.

All of the members of the audit committee are believed to meet the Nasdaq criteria for independence and audit committee membership and the independence criteria of Section 10A-3 of the Exchange Act. Further, Mr. Bahl, Mr. Bier, Mr. Osborn and Ms. Price qualify as financial experts according to the SEC definition and meet the standards established by Nasdaq for financial expertise.

Compensation Committee – The compensation committee discharges the responsibility of the board of directors relating to compensation of the company’s directors, its executive officers and its internal audit officer. The committee also administers the company’s stock- and performance-based compensation plans. The report of the compensation committee begins on Page 29.

All of the members of the compensation committee are believed to meet the Nasdaq criteria for independence, qualify as “nonemployee directors” for purposes of Rule 16b-3 of the Exchange Act and as “outside directors” for purposes of Section 162(m) of the Internal Revenue Code of 1986 (Section 162(m)).

Executive Committee – The executive committee exercises the powers of the board of directors in the management of the business and affairs of the company between meetings of the board of directors. Independence requirements do not apply to the executive committee.

Investment Committee – The investment committee provides oversight of the policies and procedures of the investment department of the company and its subsidiaries and reviews the invested assets of the company. The objective of the committee is to oversee the management of the portfolio to ensure the long-term security of the company. Independence requirements do not apply to the investment committee.

Nominating Committee – The nominating committee identifies, recruits and recommends qualified candidates for election as directors and officers of the company and as directors of its subsidiaries. The committee also nominates directors for committee membership. Further, the committee oversees the corporate governance and compliance policies of the company. Information about the director nomination process begins on Page 21.

All of the members of the nominating committee are believed to meet the Nasdaq criteria for independence.

Governance of Your Company

Our primary governance policies and practices are set forth in our Corporate Governance Guidelines, Code of Ethics for Senior Financial Officers and Code of Conduct applicable to all associates of the company. The nominating committee reviews these documents annually, and occasionally recommends changes for the board’s consideration and approval. These guidelines and codes are available on our website at cinfin.com/investors.

Certain of the board’s governance policies and practices are summarized below:

Code of Conduct – Our Code of Conduct applies to all of our associates, including our officers and directors. It establishes ethical standards for a variety of topics, including complying with laws and regulations, observing blackout periods for trading in the company’s securities, accepting and giving gifts, handling conflicts of interest, handling the company’s confidential information and personal data of consumers, and reporting illegal or unethical behavior.

Governance Hotline – Our audit committee oversees a governance hotline for the reporting of concerns about the company’s auditing, accounting and financial reporting activities. Callers can remain anonymous or identify themselves. The hotline is maintained by a third-party vendor. Transcripts of all calls are reported to the audit committee.

Board Leadership and Executive Sessions – The chairman of the board presides at all meetings of the board of directors. The chairman is appointed on an annual basis by at least a majority vote of the other directors. Currently, the offices of chairman of the board and chief executive officer are separated. The company has no fixed policy with respect to the separation of the offices of the chairman of the board and chief executive officer. The board believes that the separation of the offices of the chairman of the board and chief executive officer is part of the succession planning process and that it is in the best interests of the company to make this determination from time to time.

When the chairman of the board is not an independent director, the board appoints the chairman of the nominating committee as the board’s lead director. The company’s Corporate Governance Guidelines describe the authority and duties of the lead director. These include chairing the executive sessions of board meetings without management present, facilitating the communication between the independent directors and management on matters of interest and participating in the preparation of meeting agendas and materials sent to directors. The independent directors meet in executive session, without management present, at every regularly scheduled meeting of the board of directors.

Stock Ownership Guidelines – Our directors and officers are subject to stock ownership guidelines that set targets for levels of ownership at a multiple of the officer’s salary or director’s meeting fees. Director and Officer Ownership Guidelines are available on our website at cinfin.com/investors.

Risk Management – The board believes that oversight of our risk management efforts is the responsibility of the entire board. It views enterprise risk management as an integral part of our strategic planning process. The subject of risk management is a recurring agenda item for which the board receives a report at each regularly scheduled board meeting from the chief risk officer, including in-person reports twice each year. The chief risk officer has direct access to all members of the board of directors.

Additionally, the charters of certain of the board’s committees assign oversight responsibility for particular areas of risk. For example, our audit committee oversees management of risks related to accounting, auditing and financial reporting and maintaining effective internal controls for financial reporting. Our nominating committee oversees risk associated with our corporate governance and legal, regulatory and compliance risks. Our compensation committee oversees the risk related to our executive compensation plans and arrangements. Our investment committee oversees the risks related to managing our investment portfolio. All of these risks are discussed with the entire board in the ordinary course of the chairperson’s report of committee activities at regular board meetings.

Board Evaluations – Beginning in 2014, the board annually conducts a self-evaluation. The board intends for this annual process to help inform its decisions about how the board functions, its structure, the mix of experience, skills, competencies and other qualities of current directors and future director candidates and other matters related to the governance of the board of directors.

Director Independence – Each year, based on all relevant facts and circumstances, the board determines which directors satisfy the criteria for independence. To be found independent, a director must not have a material relationship with the company, either directly or indirectly as a partner (other than a limited partner), controlling shareholder or executive officer of another organization that has a relationship with the company that could affect the director’s ability to exercise independent judgment.

Directors deemed independent are believed to satisfy the definitions of independence required by the rules and regulations of the SEC and the listing standards of Nasdaq. The board has determined that these directors and nominees meet the applicable criteria for independence as of January 31, 2015: William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink, Kenneth C. Lichtendahl, W. Rodney McMullen, David P. Osborn, Gretchen W. Price, Douglas S. Skidmore and John F. Steele, Jr. A majority, 10 of 15 directors, meet the applicable criteria for independence under Nasdaq listing standards.

Director Nomination Considerations and Process – The nominating committee considers many factors when determining the eligibility of candidates for nomination as director. The committee does not have a diversity policy; however, the committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the board’s overall effectiveness in meeting its mission. The committee is charged with identifying nominees with certain characteristics:

•	Demonstrated character and integrity
•	An ability to work with others
•	Sufficient time to devote to the affairs of the company
•	Willingness to enter into a long-term association with the company, in keeping with the company’s overall business strategy

The nominating committee also considers the needs of the board in accounting and finance, business judgment, management, industry knowledge, leadership and such other areas as the board deems appropriate. The committee further considers factors included in the Corporate Governance Guidelines that might preclude nomination or renomination.

In particular, the nominating committee seeks to support our unique, agent-centered business model. The committee believes that the board should include a variety of individuals and should include independent insurance agents who bring a special knowledge of policyholders and agents in the communities where we do business.

Potential board nominees generally are identified by referral. The nominating committee follows a five-part process to evaluate nominees for director. The committee first performs an initial screening that includes reviewing background information on the candidates, evaluating their qualifications against the criteria set forth in the company’s Corporate Governance Guidelines and the skills and competencies that may be identified by the committee or the board as desirable in future director candidates. As it believes is appropriate, the committee may discuss the potential candidates with the individual or individuals making the referrals. Second, for candidates who qualify for additional consideration, the committee interviews the potential nominees as to their background, business acumen, interests and potential commitment to the company and its operating philosophy. Third, the committee may seek references from sources identified by the candidates as well as sources known to the committee members. Fourth, the committee may ask other members of the board for their input. Finally, the committee develops a list of nominees who exhibit the characteristics desired of directors that satisfy the needs of the board.

The nominating committee will consider candidates recommended by shareholders. Shareholders wishing to propose a candidate for consideration may provide information about such a candidate in writing to the secretary of the company, giving the candidate’s name, biographical data and qualifications, and emphasizing the characteristics set forth in our Corporate Governance Guidelines available on our website at cinfin.com/investors. Preferably, any such referral would contain sufficient information to enable the committee to preliminarily screen the referred candidate for the needs of the board, if any, in accounting and finance, business judgment, management, industry knowledge, leadership and the board’s independence requirements.

Since the 2014 Annual Meeting of Shareholders, no fees were paid to any third party to identify, evaluate or assist in identifying and evaluating potential nominees.

Communicating With the Board – Shareholders may direct a communication to board members by sending it to the attention of the corporate secretary of the company, Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio, 45250-5496. The company and board of directors have not established a formal process for determining whether all shareholder communication received by the corporate secretary will be forwarded to directors. The board welcomes shareholder communication and has instructed the corporate secretary to use reasonable criteria to determine whether correspondence should be forwarded. The board believes that correspondence has been and will continue to be forwarded appropriately. However, exceptions may occur, and the board does not intend to provide management with instructions that limit its ability to make reasonable business decisions. Examples of exceptions would be routine items such as requests for publicly available information that can be provided by company associates; vendor solicitations that appear to be mass-directed to board members of a number of companies; or correspondence that raises issues related to specific company transactions (insurance policies or claims) where there may be privacy concerns or other issues.

In some circumstances, the board anticipates that management would provide the board or board members with summary information regarding correspondence.

Certain Relationships and Transactions

The audit committee follows a written policy for review and approval of transactions involving the company and related persons, defined as directors and executive officers or their immediate family members, or shareholders owning 5 percent or greater of our outstanding stock. The policy covers any related-party transaction that meets the minimum threshold for disclosure in the proxy statement under the relevant SEC rules, generally transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest.

As it examines individual transactions for approval, the committee considers:

•	Whether the transaction creates a conflict of interest or would violate the company’s Code of Conduct

•	Whether the transaction would impair the independence of a director

•	Whether the transaction would be fair

•	Any other factor the committee deems appropriate

Consideration of transactions with related parties is a regular item on the audit committee’s agenda. Most of the transactions fall into the categories of standard agency contracts with directors who are principals of independent insurance agencies that sell our insurance products or with directors and executive officers who purchase our insurance products on the same terms as such products are offered to the public. Because the committee does not believe these classes of transactions create conflicts of interest or otherwise violate our Code of Conduct, the committee deems such transactions preapproved.

The following transactions in 2014 with related persons were determined to pose no actual conflict of interest and were approved by the committee pursuant to its policy:

Thomas R. Schiff is a director of Cincinnati Financial Corporation and the chief executive officer of John J. & Thomas R. Schiff & Co. Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. He and John J. Schiff, Jr., a director of Cincinnati Financial Corporation and the chairman of the executive committees for its insurance subsidiaries, together with Mr. John J. Schiff, Jr.’s sons John J. Schiff III and Charles O. Schiff, collectively own a majority interest in the insurance agency. Our subsidiaries paid John J. & Thomas R. Schiff & Co. Inc. fees and commissions of $5,656,371. The company purchased various insurance policies through John J. & Thomas R. Schiff & Co. Inc. for premiums totaling $1,019,514. John J. & Thomas R. Schiff & Co. Inc. paid rent to the company in the amount of $122,445 for office space located in the headquarters building and purchased property casualty insurance from our insurance subsidiaries for premiums totaling $128,823.

Douglas S. Skidmore is a director of Cincinnati Financial Corporation and principal owner, director and chief executive officer of Skidmore Sales & Distributing Company Inc., which purchased property, casualty and life insurance from our insurance subsidiaries for premiums totaling $519,042.

John F. Steele, Jr. is a director of Cincinnati Financial Corporation and chairman and chief executive officer of Hilltop Basic Resources Inc., which purchased property casualty insurance from our insurance subsidiaries for premiums totaling $629,978.

Larry R. Webb is a director of Cincinnati Financial Corporation and president, director and a principal owner of Webb Insurance Agency Inc., a privately owned insurance agency that represents a number of insurance companies, including our insurance subsidiaries. The company’s insurance subsidiaries paid Webb Insurance Agency Inc. commissions of $943,502 as compensation for selling the company’s insurance products to the agency’s clients. This agency does not advise the company on our insurance needs or sell insurance products or services to the company.

An executive officer who is a senior vice president of the company’s insurance subsidiaries has a brother-in-law who is a senior regional director in the sales and marketing department of the company’s property casualty subsidiary with over 16 years of experience with the company. In 2014, the executive officer’s brother-in-law earned compensation consisting of salary, incentive bonus, stock-based compensation and perquisites totaling $129,820. The amount of compensation was established by the company in accordance with our employment and compensation practices applicable to associates with equivalent qualifications and responsibilities and holding similar positions.

Audit-Related Matters

Proposal 2 – Management’s Proposal to Ratify the Appointment of the Independent Registered Public Accounting Firm

The audit committee has appointed the firm of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2015. Although action by shareholders in this matter is not required, the audit committee believes that it is appropriate to seek shareholder ratification of this appointment and to seriously consider shareholder opinion on this issue.

Representatives from Deloitte & Touche LLP, which also served as the company’s independent registered public accounting firm for the last calendar year, will be present at the 2015 Annual Meeting of Shareholders and will be afforded the opportunity to make any statements they wish and to answer appropriate questions.

Vote Required

The affirmative vote of a majority of the votes cast on this proposal is required for approval. Abstentions have no effect on the voting of the proposal, but are counted as present for purposes of determining whether quorum requirements are met for the meeting.

The board of directors recommends a vote FOR the resolution ratifying the appointment of Deloitte & Touche LLP as the company’s independent registered public accounting firm for 2015.

Report of the Audit Committee

The audit committee is responsible for monitoring the integrity of the company’s consolidated financial statements, the company’s system of internal controls, the qualifications and independence of the company’s independent registered accounting firm, the performance of the company’s internal audit department and independent registered accounting firm and the company’s compliance with certain legal and regulatory requirements. The committee has sole authority and responsibility to select, determine the compensation of, and evaluate the company’s independent registered accounting firm. The committee has nine independent directors and operates under a written charter. The board has determined that each committee member is independent under the standards of director independence established by the Nasdaq listing requirements and is also independent for purposes of Section 10A(m)(3) of the Exchange Act.

Management is responsible for the financial reporting process, including the system of internal controls; for the preparation of consolidated financial statements in accordance with generally accepted accounting principles; and for the report on the company’s internal control over financial reporting. The company’s independent registered public accounting firm is responsible for auditing those financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States of America. The committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the company’s internal control over financial reporting. However, the committee is not professionally engaged in the practice of accounting or auditing and does not provide any expert or special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. The committee relies, without independent verification, on the information provided to it and on the representations made by management and the independent registered accounting firm.

The committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2014, with management, the internal auditors and Deloitte & Touche LLP. The committee also discussed with management, the internal auditors and Deloitte & Touche LLP the process used to support certifications by the company’s chief executive officer and chief financial officer that are required by the SEC and the Sarbanes Oxley Act of 2002 to accompany the company’s periodic filings with the SEC and the processes used to support management’s annual report on the company’s internal controls over financial reporting.

The committee also discussed with Deloitte & Touche LLP matters that independent registered public accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (PCAOB), including, among other matters, those related to the conduct of the audit of the company’s consolidated financial statements and those required to be discussed by AICPA Auditing Standards No. 61, codified into AICPA, Professional Standards, Vol. 1. AU Section 380 and PCAOB Auditing Standard No. 16 - Communications with Audit Committees, effective pursuant to SEC Release No. 34-68453 (December 17, 2012). The committee has received the written disclosures and the letter from Deloitte & Touche LLP required by applicable standards of the PCAOB regarding its communications with the committee concerning independence, and the committee has discussed with Deloitte & Touche LLP its independence from the company. The committee considered whether services Deloitte & Touche LLP provided to the company beyond those rendered in connection with its audit of the company’s consolidated financial statements and its reviews of the company’s interim condensed consolidated financial statements included in its Quarterly Reports on Form 10-Q were compatible with maintaining its independence. The committee also reviewed, among other things, the audit, audit-related and tax services performed by Deloitte & Touche LLP, and the amount of fees paid for such services. The committee received regular updates on the amount of fees and scope of audit, audit-related and tax services provided.

Based on the above-mentioned review and these meetings, discussions and reports, and subject to the limitations on the committee’s role and responsibilities referred to above and in the committee’s charter, the committee recommended to the board that the company’s audited consolidated financial statements for the fiscal year ended December 31, 2014, be included in the company’s Annual Report on Form 10-K. The committee also selected Deloitte & Touche LLP as the company’s independent registered accounting firm for the fiscal year ending December 31, 2015, and is presenting the selection to the shareholders for ratification at the 2015 Annual Meeting of Shareholders.

Submitted by the audit committee:

William F. Bahl, Gregory T. Bier, Linda W. Clement-Holmes, Dirk J. Debbink,
Kenneth C. Lichtendahl, David P. Osborn, Gretchen W. Price (chair), Douglas S. Skidmore and John F. Steele, Jr.

Fees Billed by the Independent Registered Public Accounting Firm

The audit committee engaged Deloitte & Touche LLP to perform an annual audit of the company’s financial statements for the year ended December 31, 2014.

	Year Ended December 31,
	2014	2013

Audit Fees	$2,319,500	$2,269,000
Audit-Related Fees	130,000	57,600
Tax Fees	131,295	84,480
Subtotal	2,580,795	2,411,080
All Other Fees	2,800	2,800
Deloitte & Touche LLP Total Fees	$2,583,595	$2,413,880

Services Provided by the Independent Registered Public Accounting Firm

All services rendered by the independent registered public accounting firm are permissible under applicable laws and regulations. In 2014 and 2013, all services rendered by the independent registered accounting firm were preapproved by the audit committee, and no fees were charged pursuant to the de minimis safe harbor exception to the preapproval requirement described in the audit committee charter.

Under the preapproval policy, the audit committee preapproves specific services related to the primary service categories of audit services, audit-related services, tax services and other services. A one-time preapproval dollar limit for specified services related to a specific primary category is established for the audit period. Examples of nonaudit services specified under the policy requiring preapproval may include: financial and tax due diligence, benefit plan audits, American Institute of

Certified Public Accountants (AICPA) agreed-upon procedures, security and privacy control-related assessments, technology control assessments, technology quality assurance, financial reporting control assessments, enterprise security architecture assessment, tax controversy assistance (IRS examinations), sales tax and lease compliance, employee benefit tax, tax compliance and support, tax research, corporate finance modeling assistance, and allowable actuarial reviews and assistance.

The committee must individually approve engagements for permissible services. All engagements are periodically reported to the audit committee. Pursuant to the rules of the SEC, the fees billed by the independent registered public accounting firm for services are disclosed in the table above.

Audit Fees – For professional services performed by the independent registered public accounting firm for the integrated audit of the company’s annual financial statements; review of financial statements included in our Form 10-K and Form 10-Q filings; and services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-Related Fees – For assurance and related services performed by the independent registered public accounting firm that are reasonably related to the performance of the audit or review of our financial statements. These services include employee benefit plan audits, agreed-upon procedures, and statements of actuarial opinion.

Tax Fees – For professional services performed by the independent registered public accounting firm with respect to tax controversy assistance, tax compliance and support, tax research, employee benefit compliance and advice, and sales and use tax. None of the tax fees in 2014 or 2013 were related to tax advice, planning or consulting for retired executives. Our independent registered public accounting firm does not perform any tax shelter work on our behalf.

All Other Fees – For the company’s use of an accounting research tool.

Compensation of Named Executive Officers and Directors*

Proposal 3 – Advisory Vote on Compensation of Named Executive Officers

Section 14A of the Securities Exchange Act of 1934 (Exchange Act), requires us to provide shareholders with the opportunity to vote to approve, on a nonbinding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with the compensation disclosure rules of the SEC. Our board agreed to hold such advisory votes every year, the frequency selected by over 88 percent of the shareholders who voted on the frequency proposal at the 2011 Annual Meeting of Shareholders.

As described in detail below in the Compensation Discussion and Analysis, Page 29, we seek to align the interests of our named executive officers with the interests of our shareholders. The compensation committee (the committee) endeavors to ensure that overall compensation paid to our executive officers is appropriate and in line with our overall compensation objective to attract, motivate, reward, develop and retain the executive talent required to achieve the company’s business objectives, with the ultimate goal of increasing shareholder value. At the same time, the committee is careful to ensure that compensation paid to executives is not excessive as compared with peer companies and does not encourage unreasonable risk taking, that its decisions are transparent and easily understood by all stakeholders, and that the elements of compensation employed are in keeping with compensation paid to associates at all levels of the company, allowing for differences due to level of responsibility and individual performance.

The committee has structured its executive compensation program to address the following key components of compensation considered each year:

•	We use nonincentive cash compensation (base annual salary) to provide adequate and stable compensation that can increase incrementally over time;

•	We use incentive cash compensation (annual incentive compensation) at reasonable levels to reward short-term performance of named executive officers by focusing executive attention on initiatives and tactical actions believed to be important for achievement of longer-term strategic goals;

•	We use grants of stock options, performance-based restricted stock units (PSUs) and time-vesting restricted stock units (RSUs) to align executive officer and shareholder financial interests and to focus on the long term. We structure overall compensation so that a significant portion of the named executive officer’s compensation is realized only when we achieve certain performance measures and, for stock options, when our stock price increases. We do not pay dividends or dividend equivalents on unvested stock-based awards; and

•	We cap the amounts that may be earned under any award of performance-based compensation.

The committee’s emphasis on performance-based compensation awards is intended to strengthen the link between our executive management and our shareholders by rewarding our executive officers when their efforts produce results that benefit our shareholders.

As we describe in the Executive Summary of the Compensation Discussion and Analysis, Page 29, in 2014, the company continued to deliver strong financial and operating results. Highlights included:

•	A combined ratio of 95.6 percent, the third consecutive year of underwriting profit. Although higher natural catastrophe losses, higher noncatastrophe weather losses and higher estimates of incurred but not reported losses and loss expenses dampened underwriting profits when compared with our very strong combined ratio of 93.8 percent in 2013, our 2014 combined ratio was 0.5 points better than the combined ratio of 96.1 percent produced in 2012.

•	A 2 percent increase in net income to $525 million.

*	In our disclosure about compensation paid to our named executive officers we refer to several Non-GAAP measures, including “operating income,” “net written premiums” and “value creation ratio.” The Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures are attached to this proxy statement at Appendix A.

•	A 6 percent increase in consolidated property casualty net written premiums, reflecting higher pricing, rising insured exposures and multi-year compounding effects of premium growth initiatives.

•	A 7 percent increase in the fair value of our invested assets plus cash, including an 11 percent increase for the stock portfolio and a 4 percent increase for the bond portfolio.

•	A 4 percent increase in pretax investment income, net of expenses, reflecting a 13 percent increase in equity portfolio dividends and a 1 percent growth in interest income.

•	A 7.9 percent increase in book value, to a record $40.14 per share on December 31, 2014, after the effect of a 4.7 percent dividend paid to shareholders.

•	A value creation ratio (VCR) of 12.6 percent, near the high end of the range of our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017, exceeding that measure for six of the 10 companies in the peer group.

•	At December 31, 2014, our three-year total shareholder return of 90.63 percent exceeded that measure for six of the 10 companies in our peer group.

These efforts supported an increase of our annual cash dividend for the 54th consecutive year. We believe this record is matched by only nine other publicly traded U.S. companies. The dividend increase reflects the confidence of our board of directors in our strong capital, liquidity and financial flexibility, as well as progress through our initiatives to improve earnings performance. Through the cash dividends paid and share repurchases made during the year, we returned $299 million to shareholders in 2014.

We believe our executive compensation program provides the appropriate incentives to encourage our executive team to continue to deliver value to our shareholders over the long term, while providing appropriate protection against excessive risk taking to produce those results. As the committee considers executive compensation, it evaluates our performance and establishes performance hurdles for performance-based compensation with reference to other insurance companies that we have identified as our peer group. See Page 42 for information about the companies in our peer group. The committee believes that this structure, which calibrates a significant portion of each executive’s compensation to company performance compared with peers, produces a firm link of pay to company performance that benefits shareholders. See Page 31 for information about Relationship Between Company Performance and Chief Executive Officer Compensation.

Our performance over the last three years exceeded the majority of the 10 companies of our peer group as measured by three-year total shareholder return. As suggested by the Three-Year Relative Pay for Performance graph on Page 32, total realizable compensation for our chief executive officer and the other named executive officers over the same period remains comparatively low, ranking below the 25th percentile, largely reflecting the size of several of the companies included in the peer group. Because we do not benchmark executive compensation to the peer group, our performance is judged against those companies we compete with every day for each insurance policy we write, regardless of the size of those companies.

This proposal on executive compensation is not intended to address any specific element of compensation; rather, the vote relates to the compensation for our named executive officers, as described in this proxy statement in accordance with the compensation disclosure rules of the SEC. The vote is advisory, which means that the vote is not binding on the company, our board or the committee. To the extent there is any significant vote against our named executive officer compensation as disclosed in this proxy statement, the committee will evaluate whether any actions are necessary to address the concerns of shareholders.

Accordingly, we ask our shareholders to vote on the following resolution at the Annual Meeting:

“RESOLVED, that the company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the company’s proxy statement for the Cincinnati Financial Corporation 2015 Annual Shareholder Meeting pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, the 2014 Summary Compensation Table and the other related tables and disclosure.”

Vote Required

The affirmative vote of a majority of the shares present and eligible to vote on this proposal is required for approval. Votes to abstain have the same effect as votes against the proposal. Broker nonvotes have no effect on the voting for this proposal.

The board of directors recommends a vote FOR the resolution approving the compensation of our named executive officers as disclosed in this Proxy Statement.

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis with management. Based on the review and discussions, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in the company’s 2015 proxy statement.

Submitted by the compensation committee:

W. Rodney McMullen (chair), William F. Bahl, Gregory T. Bier,
Dirk J. Debbink and Gretchen W. Price

Compensation Committee Interlocks and Insider Participation

In 2014, W. Rodney McMullen, William F. Bahl, Gregory T. Bier, Dirk J. Debbink and Gretchen W. Price served on the compensation committee. During the 2014 fiscal year, none of the compensation committee members were officers, employees or former officers of Cincinnati Financial Corporation.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides you with a detailed description of our executive compensation philosophy and programs, the compensation decisions the compensation committee (committee) has made under those programs and the factors considered in making those decisions. This Compensation Discussion and Analysis focuses on the compensation of our named executive officers for 2014, who were:

Name	Title
Steven J. Johnston	President and Chief Executive Officer
Jacob F. Scherer	Chief Insurance Officer and Executive Vice President
Michael J. Sewell	Chief Financial Officer and Senior Vice President
Martin J. Hollenbeck	Chief Investment Officer and Senior Vice President
Charles P. Stoneburner II	Senior Vice President, Commercial Lines

Executive Summary

Overview

Cincinnati Financial Corporation is one of the 25 largest property casualty insurers in the nation, based on net written premium volume from our insurance subsidiary. The U.S. property casualty insurance industry is a highly competitive marketplace with more than 2,000 stock and mutual companies operating independently or in groups. We compete with these companies, which offer standard market property casualty and/or surplus lines and life insurance products as we do, seeking to increase our share of these multibillion-dollar markets. Critical to our long-term success are highly experienced, dedicated and capable executives who can manage our business day to day and who possess the vision to plan for and adjust to changes in the market. The objective of our executive compensation program is to attract, motivate, reward, develop and retain the executive talent required for our long-term success. We also must nurture the capabilities of our emerging leaders to ensure that we have an appropriate depth of executive talent. We also believe that as an associate’s level of responsibility increases, so should the proportion of performance-based compensation. As a result, our executive compensation program aims to tie a meaningful level of each officer’s compensation to awards that require achievement of the primary financial objectives by which we measure the company’s performance, creating a firm link between pay and performance.

2014 Financial and Business Highlights

In 2014, the company delivered strong financial and operating results. Highlights included:

•	A combined ratio of 95.6 percent, the third consecutive year of underwriting profit. Although higher natural catastrophe losses, higher noncatastrophe weather losses and higher estimates of incurred but not reported losses and loss expenses dampened underwriting profits when compared with our very strong combined ratio of 93.8 percent in 2013, our 2014 combined ratio was 0.5 points better than the combined ratio of 96.1 percent produced in 2012.

•	A 2 percent increase in net income to $525 million.

•	A 6 percent increase in consolidated property casualty net written premiums, reflecting higher pricing, rising insured exposures and multi-year compounding effects of premium growth initiatives.

•	A 7 percent increase in the fair value of our invested assets plus cash, including an 11 percent increase for the stock portfolio and a 4 percent increase for the bond portfolio.

•	A 4 percent increase in pretax investment income, net of expenses, reflecting a 13 percent increase in equity portfolio dividends and a 1 percent growth in interest income.

•	A 7.9 percent increase in book value, to a record $40.14 per share on December 31, 2014, after the effect of a 4.7 percent dividend paid to shareholders.

•	A value creation ratio (VCR) of 12.6 percent, near the high end of the range of our announced goal of producing an annual average VCR of 10 percent to 13 percent for the five-year period from 2013 to 2017, exceeding that measure for six of the 10 companies in the peer group.

•	At December 31, 2014, our cumulative three-year total shareholder return of 90.63 percent exceeded that measure for six of the 10 companies in our peer group.

Relationship Between Company Performance and Chief Executive Officer Compensation

Generally the committee expects that when the company’s performance adds or preserves more value for shareholders than its peers, that compensation for the named executive officers, including the chief executive officer, will be higher than when the company’s performance lags its peers. Accordingly, the performance metrics for both annual and long-term performance-based compensation are calibrated to the company’s performance compared with the companies in the peer group. At the same time, the committee expects compensation to directionally correlate with the company’s actual performance for these metrics, particularly when considered over the long term. The following graph illustrates the directional relationships between company performance, based on the two performance metrics used in our performance-based awards and the compensation of our chief executive officer for each of the three years ending 2014.

CEO Pay for Performance	2012	2013	2014
SCT Total Compensation	$2,068,916	$3,501,957	$2,623,807
Realized Compensation(1)	$1,524,600	$2,971,137	$2,434,715
1-Year VCR	12.6%	16.1%	12.6%
3-Year Total Shareholder Return(2)	73.6%	88.6%	90.6%

(1)	Realized compensation is the sum of salary and annual incentive cash compensation reported in the Summary Compensation Table for the year plus the value realized from the exercise of stock options and vesting of time-vesting or performance-based restricted stock units, if any, reported in the Option Exercises and Stock Vested table for the year
(2)	3-Year Total Shareholder Return is total shareholder return for the 3-year performance period ending December 31 of a given year, as calculated by and displayed on Bloomberg LP.

Over the last three years, compensation for our chief executive officer varied in line with the improving trend in overall company performance, even as the committee adjusted base annual salary and targets for performance-based compensation. Payouts of annual incentive and long-term performance-based awards throughout the period also directly align with company performance.

	Annual Incentive Compensation (VCR)		Long-Term Performance-Equity Compensation (3-Year Total Shareholder Return)
	Performance Relative to Peer Companies	Performance Level Earned	Performance Relative to Peer Companies	Performance Level Earned
2014	> 6 Peers	Target	> 6 Peers	Target
2013	>9 Peers	Maximum	> 10 Peers	Maximum
2012	>7 Peers	Target	>10 Peers	Maximum

Our performance over the last three years exceeded the majority of the 10 companies of our peer group as measured by three-year total shareholder return. As suggested by the Three-Year Relative Pay for Performance graph below, total realizable compensation† for our chief executive officer and the other named executive officers over the same period remains comparatively low, ranking below the 25th percentile, largely reflecting the size of several of the companies included in the peer group. Because we do not benchmark executive compensation to the peer group, our performance is judged against those companies against whom we compete every day for each insurance policy we write, regardless of the size of those companies.

Results of 2014 Advisory Vote to Approve Executive Compensation

At the 2014 Annual Meeting of Shareholders, nearly 97 percent of the votes cast were in favor of this proposal. The committee believed this favorable outcome demonstrated support of its decisions and our overall executive compensation program. Subsequent discussions with investors representing over 15 percent of the shares outstanding confirmed this belief. All of the shareholders contacted during our annual investor engagement efforts favorably commented on the company’s executive compensation program, criteria for performance-based awards and overall level of pay. As a result, the committee made no material changes in the structure of our compensation program. At the 2015 Annual Meeting of Shareholders, we will again hold an advisory vote to approve executive compensation (see Page 27). The committee will continue to consider the results of these annual advisory votes and feedback from investor engagements in its deliberations about our executive compensation program.

† Three-year total realizable compensation is the sum of the following components of compensation as reported and calculated by Equilar: salary paid, discretionary cash bonus, nonequity incentive compensation paid, amounts realized from the exercise of stock options or vesting of stock awards, the intrinsic value of exercisable “in the money” stock options and the grant date fair value of time vesting and target-level performance-based restricted stock or restricted stock unit awards, for the three years ending December 31, 2013, the most recent year for which such data is available.

Executive Compensation Practices

The committee applies certain fundamentals that are key characteristics of our overall compensation program, including:

We Do	We Don’t
Link Pay to Performance – The majority of pay awarded by the committee to each executive officer each year is tied to achievement of short- and long-term performance objectives and changes in the market value of the company’s common stock.	Use Employment Contracts – We employ all of our executive officers at will.
Review Data Sheets – Each year the committee reviews data recounting the compensation history for each executive officer. For the named executive officers, the committee additionally reviews compensation and performance data for the companies in the peer group before making executive compensation decisions.	Pay Dividends or Dividend Equivalents – We do not pay dividends or dividend equivalents on unvested stock awards.
Mitigate Excessive Risk – Compensation earned from performance-based awards is capped and is subject to clawback policies and provisions. Company-level performance objectives relative to peers minimizes the ability of any single individual or business unit to control its own performance-based compensation. The committee’s authority to exercise negative discretion and eliminate payment of any award also is a powerful risk control.	Reprice or Exchange Stock Options – We do not reprice or exchange stock options. We consider stock options to be performance-based compensation that links the financial success of our associates to shareholders. Since shareholders cannot reprice or exchange their shares, neither do we.
Use Double-Trigger Change in Control Provisions – Both our annual incentive and stock-based compensation plans include double-trigger change in control provisions.	Include Stock-Based Awards in Calculations for Pension or Other Retirement Benefits – Our pension is calculated based on salary only, and our matches to 401(k) and Top Hat Savings Plan contributions are limited to cash compensation.
Perform Compensation Risk Assessments – Our chief risk officer performs this assessment each year, and it is considered by the committee as part of its decision making process.	Allow Hedging Transactions by Executive Officers or Directors – Our Securities Trading Policy prohibits transactions such as short sales, prepaid forward sales contracts or other hedging transactions that we believe decouple the director’s or officer’s interests from those shared by our shareholders generally.
Track Compliance With Ownership Guidelines – All of our directors and executive officers satisfy our published stock ownership guidelines.

Components of Compensation

Total direct compensation (TDC) is the compensation annually determined or awarded each year by the committee. TDC generally is the sum of three components: base annual salary, target levels of annual incentive cash compensation and target level of long-term performance-based equity compensation. As illustrated in the following charts, in 2014 almost 70 percent of TDC awarded to the chief executive officer and 62 percent of the TDC awarded to the other named executive officers was performance-based and not guaranteed.

Base Annual Salary

We use base annual salary to attract executive talent and to provide adequate and stable compensation. The committee reviews and sets base annual salaries for the named executive officers each year. In determining base annual salary, the committee considers:

•	The officer’s role and responsibilities,

•	Fairness, as compared with officers with similar responsibilities, experience and performance,

•	Current compensation level, and

•	Individual performance.

Base annual salaries may be adjusted to reflect annual merit increases, if any; promotions or changes in role or responsibilities; and market adjustments.

The base annual salaries for the named executive officers were adjusted in February 2014 to recognize the strong individual contribution of each officer to the company’s strong performance in the prior year and to reflect the changes in responsibilities for each position. On average, base annual salary for the group increased approximately 3 percent. On an individual basis, each named executive officer’s salary was adjusted as follows:

•	For Mr. Johnston, an increase of 3.0 percent to $927,000;

•	For Mr. Scherer, an increase of 3.0 percent to $849,750;

•	For Mr. Sewell, an increase of 3.0 percent to $757,050;

•	For Mr. Hollenbeck, an increase of 3.5 percent to $621,000; and

•	For Mr. Stoneburner, an increase of 3.5 percent to $621,000.

Annual Incentive Compensation

We pay annual incentive compensation to encourage achievement of key short-term performance objectives believed to be important for achievement of longer-term strategic goals. Under the shareholder-approved Annual Incentive Compensation Plan of 2009 (2009 Plan), each executive officer is eligible to annually receive an award of up to $3 million in cash based on achievement of specific performance-based criteria.

The 2009 Plan offers a wide range of performance objectives from which the committee may choose. The specific performance objectives, hurdles and targets for each year are contained in the award agreements delivered to the individual officer. The 2009 Plan also features a forfeiture and recoupment provision to enable the company to recover payments under this plan when circumstances warrant. Awards of incentive compensation tie vesting of a portion of annual cash compensation to performance goals and can qualify as performance-based, tax-deductible executive compensation.

Since 2009, the performance objective used for annual incentive compensation awards is our one-year value creation ratio relative to our peer group. We believe this measure captures the contribution of our insurance operations, the success of our investment strategy and the importance we place on paying cash dividends to shareholders. The value creation ratio is a two-part metric: i) our rate of growth in book value per share plus ii) the ratio of dividends declared per share to beginning book value per share. For the period 2013 through 2017, we are targeting an annual value creation ratio averaging 10 percent to 13 percent as our primary performance goal.

Target amounts for annual incentive compensation are set by the committee as a percentage of the named executive officer’s salary. The percentage of salary ranged from 65 percent to 100 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2014, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 100 percent of base annual salary. All of the other named executive officers were assigned to Tier I for which target level awards were 65 percent of base annual salary.

Performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively of the peer group. Stated another way, the company’s value creation ratio must exceed that of three of the 10 peer companies to achieve the threshold hurdle, must equal or exceed five peer companies to achieve the target hurdle and must equal or exceed eight peer companies to achieve the maximum hurdle. Achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target.

The following formula is used to calculate the annual incentive award earned:

Base Annual Salary X Tier Target % X Performance Factor (0 – 200%)

As shown in the following chart, for 2014, the company achieved a value creation ratio of 12.6 percent and exceeded the value creation ratio achieved by six of the 10 peer companies, qualifying for target-level payouts of 100 percent of target.

The following table shows how the formula was applied and the actual amounts awarded for 2014.

Name	Base Annual Salary	Tier Target Percentage of Base Annual Salary	2014 Performance Factor (Target)	2014 Annual Incentive Cash Compensation
Johnston	$927,000	100%	100%	$927,000
Scherer	849,750	65%	100%	552,338
Sewell	757,050	65%	100%	492,083
Hollenbeck	621,000	65%	100%	403,650
Stoneburner	621,000	65%	100%	403,650

Long-Term Stock-Based Compensation

General

We award stock-based compensation not only to reward service to the company, but also to provide incentive for individuals to remain in the employ of the company and help it prosper. We believe people tend to value and protect most that which they have paid for, generally by investing their time, effort or personal funds. Over the long run, we believe shareholders are better served when associates at all levels have a significant component of their financial net worth invested in the company. For that reason, we grant awards of stock-based compensation not only to our directors and to named executive officers, but also generally to full-time salaried associates of the company who are in good standing. We believe this approach encourages associates at all levels to make decisions in the best interest of the company as a whole, linking their personal financial success with the company’s success. Although we do not have access to information about broker accounts, we estimate that approximately 80 percent of our current associates hold shares of Cincinnati Financial Corporation. Stock ownership guidelines applicable to all directors and officers help the committee monitor ownership for all directors and officers. Our Director and Officer Stock Ownership Guidelines can be found at cinfin.com/investors.

Stock-based awards granted to all associates in 2014 totaled less than 1 percent of total shares outstanding. In 2014, approximately 21 percent of all stock-based awards were granted to the company’s executive officers, including the named executive officers, and 79 percent were granted to approximately 2,700 other company associates. All stock-based awards are granted at 100 percent of fair value on the date of grant.

Types of Stock-Based Awards

The committee primarily grants two types of stock-based awards to the named executive officers: nonqualified stock options and performance-based restricted stock units (PSUs). The committee finds these awards effective because stock options have value only if there is a corresponding increase in value recognized by shareholders, while PSUs focus executives on the sustained long-term performance of the company regardless of stock price fluctuations. Both stock options and PSUs can qualify as performance-based tax-deductible executive compensation. The named executive officers also are eligible to receive shares under the Holiday Stock Plan. The committee occasionally grants other types of stock-based awards, such as service-vesting restricted stock units (RSUs). We do not pay dividends or dividend equivalents on unvested stock-based awards.

Stock Options – For the named executive officers, the committee uses nonqualified stock options that vest and become exercisable in equal amounts over the three years following the grant date. We consider stock options to be performance-based compensation, because the associate recognizes value only if the market value of our stock appreciates over time. Stock options tie the compensation realized from such awards, if any, to changes in the stock price experienced by shareholders generally. When the stock price does not increase, the stock options do not have value. We do not, and have not, backdated, repriced or exchanged stock options.

PSUs – For the named executive officers, the committee uses PSUs that cliff vest after three years if performance targets are achieved. PSUs tie vesting of a portion of stock-based compensation to performance goals, and the three-year performance period for awards of PSUs reinforces the company’s long-term focus and matches the period after which stock option awards are fully vested and exercisable. If performance hurdles are achieved and an award of PSUs vests, the award is paid in shares of common stock, one share for each restricted stock unit. For PSUs, the committee expects to set targets that it considers achievable, but that require some stretch, based on market conditions and the current insurance industry environment at the time of grant.

Since November 2008, the performance objective for PSUs has been three-year total shareholder return relative to the companies in the peer group. The committee selected this measure because total shareholder return combines share price appreciation and dividends paid. It measures the total return achieved for the shareholder and the relative position reflects the market perception of overall performance relative to the peer group.

Setting Target Amounts for Stock-Based Awards

Target amounts for stock-based compensation are set by the committee as a percentage of the named executive officer’s salary. For 2014, the percentage of salary ranged from 97.5 percent to 130 percent based on the named executive officer’s tier. Assignment to a particular tier was based on level of responsibility. In 2014, Mr. Johnston was assigned to the chief executive officer’s tier for which the target level award was 130 percent of base annual salary. All of the other named executive officers were assigned to Tier I for which target level awards were 97.5 percent of base annual salary. The target dollar amount is then allocated between stock options and PSUs, and the target dollar amount for each is then divided by the fair value of the company’s stock on the date of grant to determine the target number of shares for each award. For 2014, the target value for stock awards was allocated 50 percent to PSUs and 50 percent to stock options. The following formula is used to calculate the number of shares underlying each grant of stock-based compensation.

Base Annual Salary X Tier Target % X Award Allocation %	=	Target # of Shares Underlying Award
Grant Date Fair Value

The committee believes that this method of determining the number of shares for each stock-based award helps to conserve the number of shares available for grant under the shareholder approved plans.

2014 Stock-Based Grants

At its meeting on February 14, 2014, the committee granted the following stock-based awards to the named executive officers:

Name	# Nonqualified Stock Options	# PSUs
Johnston	12,873	12,873
Scherer	8,850	8,850
Sewell	7,885	7,885
Hollenbeck	6,468	6,468
Stoneburner	6,468	6,468

For the PSUs granted in 2014, performance hurdles for threshold, target and maximum awards were set at the 30th, 50th and 75th percentiles, respectively, of the peer group. Stated another way, the company’s three-year total shareholder return must exceed that of three of the 10 peer companies to achieve the threshold hurdle, must equal or exceed that of five peer companies to achieve the target hurdle and must equal or exceed that of eight peer companies to achieve the maximum hurdle. Beginning with PSUs granted in 2013, the committee broadened the range of potential award payouts to match those of annual incentive compensation awards. For PSUs granted in 2014, achievement of threshold, target and maximum performance hurdles earns award payouts of 30 percent, 100 percent and 200 percent, respectively, of target. Over time, the committee intends that the expanded range will result in delivery of a higher proportion of compensation through long-term performance-based compensation awards. For outstanding awards of PSUs granted in the years prior to 2013, achievement of threshold, target and maximum performance hurdles earns award payouts of 75 percent, 100 percent and 125 percent, respectively, of target.

The following formula describes how the committee will calculate the number of shares earned:

For PSUs granted in 2013 and 2014:

Target # of Shares Underlying Award X Performance Factor (0 – 200%)

For PSUs granted in 2012:

Target # of Shares Underlying Award X Performance Factor (0 – 125%)

The performance period for the PSUs awarded in 2014 is the three calendar years ending December 31, 2016. The PSUs will vest and become payable on March 1, 2017, if the company achieves one of the performance hurdles described in the preceding paragraph.

Compensation Realized From PSUs Granted in Prior Years

As the company’s performance has improved over the last three 3-year performance cycles as measured by three-year total shareholder return relative to the peer group; accordingly the value of shares realized by the named executive officers from corresponding PSU grants also has increased.

Name	Performance Period	Target PSUs (#)	Achievement Level	PSUs Vested (#)	Value of PSUs Vested ($) (1)
Johnston	2012-2014	13,472	Target	13,472	698,254
	2011-2013	6,443	Maximum	8,054	421,788
	2010-2012	5,117	Maximum	6,397	250,507
Scherer	2012-2014	10,262	Target	10,262	531,879
	2011-2013	4,799	Maximum	5,999	314,167
	2010-2012	5,721	Maximum	7,152	280,072
Sewell (2)	2012-2014	9,578	Target	9,578	496,427
	2011-2013	5,011	Maximum	6,264	328,046
	2010-2012	-	-	-	-
Hollenbeck	2012-2014	7,731	Target	7,731	400,698
	2011-2013	3,311	Maximum	4,139	216,759
	2010-2012	4,240	Maximum	5,300	207,548
Stoneburner	2012-2014	7,526	Target	7,526	390,073
	2011-2013	3,349	Maximum	4,187	219,273
	2010-2012	4,289	Maximum	5,362	209,976

(1)	Based on the closing price on Nasdaq as of the last trading day of the performance period as follows:
$51.83 for performance period ending December 31, 2014
$52.37 for performance period ending December 31, 2013
$39.16 for performance period ending December 31, 2012
(2)	Mr. Sewell joined the company in May 2011.

Other Stock-Based Compensation

The named executive officers are eligible to receive stock bonuses under the company’s broad-based Holiday Stock Plan, which annually awards one share of common stock to each full-time associate in good standing for each year of service, up to a maximum of 10 shares. This plan, in effect since 1976, encourages stock ownership at all levels of the company.

From time to time, the committee may use other forms of stock-based compensation, such as service-vesting restricted stock units. No such awards were granted to any named executive officer in 2014.

Policy on Hedging and Pledging of Company Stock

Hedging – Our officers and directors are prohibited from engaging in any form of hedging or monetization transactions involving the company’s stock. Such transactions can decouple the officer’s or director’s interest from the interests of shareholders generally and can limit the officer’s or director’s ability to control the timing of stock transactions to avoid times when not in possession of material nonpublic information.

Pledging – We do permit our directors and officers to pledge shares of company stock that they own. The board expects directors and executive officers to exercise good judgment when making decisions about their holdings and transactions involving company stock, including pledging. The board anticipates that the level of share pledging by directors and executive officers will decrease over time. In 2014, the level shares pledged by our directors and executive officers as a group remained about the same as 2013 levels.

A majority - 17 of our 29 directors and executive officers - do not pledge any shares. Another group of 10 have pledged shares totaling 0.2 percent of the shares outstanding. The remaining two directors with pledged shares are members of one of the company’s founding families, with reported holdings of company stock that sufficiently outnumber the approximately 1.3 percent of shares outstanding that they hold in accounts and are available as collateral.

Our board of directors, through the compensation committee, has responsibility for our stock ownership guidelines and stock-based compensation programs. They regularly discuss the ownership progress made by individual executive officers and directors. Data regarding pledged shares is collected annually through director and executive officer questionnaires, is subject to audit and has been reported in our proxy statement as a footnote to our beneficial ownership table for many years. All directors and executive officers comply with rigorous procedures for preclearing transactions in company stock and trading restrictions approved by the board of directors for any transaction involving the company’s stock. These controls are designed to help individual officers or directors exercise good judgment when pledging their shares, to help ensure that they do not sell shares during a trading blackout or when they might otherwise be in possession of material nonpublic information.

In our annual investor outreach efforts over the last three years, investors told us that pledging of shares was not a particular concern given the low level of shares pledged.

Throughout the history of our company, stock options have been an important component of the compensation we award to more than half of our associates each year. We consider stock options to be performance-based compensation, since they deliver no value to the associate unless the company’s performance is recognized by the market with an increase in the price of the company’s stock. We also believe that the link between associates and shareholders is strengthened and more meaningful to associates when they personally invest their own financial resources to exercise the stock options. Over the years, many of our long-serving executive officers, including some of the named executive officers, have borrowed money from various financial institutions to exercise stock options, pledging the shares they already owned or obtained upon exercise to collateralize the loan. Accumulation of shares in this way by our executive officers, and by associates throughout our company, has produced a strong culture of ownership, linking the long-term financial prospects for our associates to the long-term financial prospects for our shareholders generally and allowing our associates the opportunity to incrementally build wealth for their future.

Stock-Based Award Grant Practices

In awarding stock options and other forms of stock-based compensation, the committee follows certain general precepts:

•	Timing. Since 2010, the committee established its February meeting as the date for granting stock-based compensation to company associates each year. This meeting is purposely scheduled to occur shortly after the company announces its financial results for the preceding quarter and year, and therefore occurs when it does not expect to be in possession of material nonpublic information. The committee makes its grants of restricted stock to directors under the Directors’ Stock Plan of 2009 at its first regularly scheduled meeting of the year. The committee believes the consistency of this practice since adoption of the first Director Stock Plan in 2003 eliminates concerns over timing. When grants are made at any other time of the year, the committee ensures that such grants are granted outside of any regular trading blackout associated with the company’s disclosure of financial results and when the company is not otherwise in possession of material nonpublic information.

•	Option Exercise Price. All stock-based compensation is granted at fair market value on the date of grant. For stock-based awards since 2007 under the 2012 Stock Compensation Plan and the 2006 Stock Compensation Plan, fair market value is defined as the average of the high and low sale price on Nasdaq on the grant date. Unless a future date is specified, the grant date is the date of the committee meeting at which the grant is made. Fair market value for awards under the 2009 Director Stock Plan and the Holiday Stock Plan is the average of the high and low sale price on Nasdaq on the grant date. The committee does not delegate timing or pricing of these stock-based awards to management.

Retirement Benefits

Defined Benefit Plans

In 2014, Messrs. Scherer and Stoneburner were participants in The Cincinnati Financial Corporation Retirement Plan (Retirement Plan), our tax-qualified defined benefit pension plan. There are no special or enhanced pension formulas for the named executive officers, compared with other plan participants. The plan was frozen and closed to new participants in mid-2008.

These two named executive officers also participate in The Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

For information about accumulated benefits under these plans and detailed information about the plans, see the 2014 Pension Benefits table and the discussion following, beginning on Page 49.

Defined contribution plans

The named executive officers can participate in a tax-qualified 401(k) savings plan as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a nonqualified deferred compensation plan for a select group of management or certain highly compensated associates. The company matches contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, including Messrs. Johnston, Sewell and Hollenbeck, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation). The company also matches contributions by Messrs. Johnston, Sewell and Hollenbeck to the Top Hat Savings Plan of up to 6 percent of their annual cash compensation that exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2014 was $260,000.

For information about the amount of company matching contributions and specific information about the defined contribution plans, see the 2014 Nonqualified Deferred Compensation table and the discussion following, beginning on Page 51.

In 2008, the company transitioned away from providing associates with a defined benefit pension plan, instead choosing to assist associates to build savings for retirement by providing a company match of associate contributions to a tax-qualified 401(k) plan. This change was primarily in response to requests from associates who wanted control over their retirement benefit accounts. Participation in the defined benefit pension plan terminated for associates under the age of 40, and they transitioned to the new tax-qualified 401(k) plan with a company matching contribution. None of the named executive officers were under age 40 at the time of the transition. Associates age 40 and over as of August 31, 2008, were given a one-time election to remain in the defined benefit pension plan or to leave the plan and participate in the 401(k) plan with a company match. Those associates leaving the pension plan received distributions of their accumulated pension benefit from the defined benefit plan that they could choose to receive in cash, roll over to the company’s 401(k) plan or roll over to an Individual Retirement Account. Mr. Hollenbeck elected to leave the defined benefit plan in connection with the 2008 transition. Messrs. Johnston and Sewell, hired after entry to the pension plan was closed, also participate in the 401(k) plan with the company match. Messers. Scherer and Stoneburner elected to remain in the pension plan.

Perquisites and Other Personal Benefits

Perquisites and other personal benefits are intended to support our corporate objectives or the performance of an individual’s responsibilities. Perquisites and personal benefits are offered to the named executive officers on the same basis as to other company officers and may include personal umbrella liability insurance coverage, life insurance, executive tax services, use of a company car, safe driver award, executive health exams, club dues and limited spouse travel and meals associated with certain business functions. The committee believes that the level of perquisites and personal benefits we offer our officers is de minimis, totaling no more than $23,548 for any named executive officer in 2014.

How We Make Compensation Decisions
Annual Compensation Setting Process

The committee evaluates and sets compensation for the named executive officers annually. In doing so, it considers:

•	Its judgment about the effectiveness of the executive compensation program generally;

•	The effect of any changes to the program;

•	The result of the most recent shareholder advisory vote to approve executive compensation and feedback about the executive compensation program received from shareholders during annual outreach calls;

•	The compensation risk assessment conducted by the company’s chief risk officer;

•	Current and historical compensation and performance data supplied by the chief executive officer for each named executive officer, excluding himself;

•	Reports generated through Equilar on the amounts and components of compensation paid to the named executive officers of the companies in the peer group;

•	Each officer’s individual performance, experience, expertise and functional responsibilities; and

•	Company performance, both financial and nonfinancial.

The committee meets in February each year to set base annual salaries, grant stock-based and incentive cash compensation awards and consider the payment of any performance-based compensation earned upon satisfaction of performance goals established in prior years’ award grants. The committee also may meet during the year to set or adjust compensation appropriately if management changes or new executive officers join the company.

Compensation Risk Considerations

The committee is responsible for overseeing the risk associated with the company’s compensation program. The company’s compensation plans and executive compensation program are designed with features intended to mitigate risk without diminishing the incentive nature of the compensation. We believe our compensation plans and programs encourage and reward prudent business judgment and appropriate risk taking, and do not create risks that are reasonably likely to have a material adverse impact on the company.

In 2014, the committee considered the annual compensation risk assessment conducted by the chief risk officer. For the executive compensation program, the risk assessment identified the component parts of the program and the information and process used by the committee to set the level of compensation for each. Independence and qualifications of committee members and rigor of the committee’s oversight and administration of the executive compensation program also were examined.

The table below summarizes the risk mitigation factors identified in the 2014 compensation risk assessment.

Base Annual Salary Risk Mitigation Factors Base annual salary is set each year. Base annual salary levels are modest. Base annual salary adjustments require approval of the committee.

Annual Incentive Risk Mitigation Factors

Performance objectives are relative to peer companies.

Achievement is determined by company performance, not individual performance.

Annual incentive compensation is subject to clawback provisions.

Performance objectives and targets are easily calculable and clearly disclosed to investors.

The committee may exercise negative discretion to reduce or eliminate awards when appropriate.

Robust processes require the committee to certify performance and authorize payment.

Long-Term Stock-Based Compensation Risk Mitigation Factors

The company has stock ownership guidelines applicable to the named executive officers.

Exercising stock options requires investment of the associate’s personal assets.

Performance objectives are relative to peer companies.

Achievement of performance for PSUs is determined by company performance, not individual performance.

Stock-based compensation is subject to clawback provisions.

Performance objectives and targets are easily calculable and clearly disclosed to investors.

The committee may exercise negative discretion to reduce or eliminate awards when appropriate.

Robust processes require the committee to certify performance achievement and authorize payment.

Benchmarking and Peer Group

We believe that it is important to link performance-based compensation to company performance compared with peers. Accordingly, the performance targets for our annual incentive compensation and PSUs are relative targets compared with our peer group. We also believe that linking the level of performance-based awards to a percentage of base annual salary that is paid out according to a predetermined formula based upon achievement of performance goals for all of our executive officers unites the personal financial interests of the executive team, focusing its attention on achievement of performance goals designed to increase shareholder value over the long term.

We do not use the peer group to benchmark executive compensation. We use the peer group to compare our performance to those companies against whom we compete each day, irrespective of the size of any peer company. As reported by Equilar, total direct compensation of $12,836,968 paid to our named executive officers as a group in 2013, the last year for which peer data is available, was approximately 55 percent of the average total compensation of $23,399,773 paid by companies in the peer group to their named executive officers as a group in the same year. We believe that increasing compensation for our named executive officers to achieve a benchmark at or above the median of our peers would serve only to increase compensation expense without a corresponding benefit to shareholders that we cannot otherwise achieve with our current structure and approach to executive compensation. Our approach is to consider competitive compensation practices and relevant factors to influence appropriate changes to our executive compensation structure and levels over time. This approach provides us with flexibility in maintaining and enhancing our executive officers’ focus, motivation and enthusiasm for our future while controlling overall compensation expense. We believe our levels of compensation are competitively reasonable and appropriate for our business needs and circumstances.

For similar reasons, we do not benchmark compensation of individual named executive officers with executives carrying similar titles across a peer group. The committee reviews performance and compensation data of the peer group to gain a sense of whether we are providing generally competitive compensation for our named executive officers individually and as a group. Since 2012, our peer group has consisted of 10 publicly traded companies:

The Allstate Corporation The Chubb Corporation Hanover Insurance Group Inc. Hartford Financial Services Group Inc. Markel Corporation	Selective Insurance Group Inc. State Auto Financial Corporation The Travelers Companies Inc. United Fire Group Inc. W.R. Berkley Corporation

These 10 companies were selected because they generally market their products through the same types of independent insurance agencies that represent our company, and they provide both commercial lines and personal lines of insurance, as we do. We also included companies in the peer group that historically have followed an equity investment strategy similar to ours, or that offer life insurance products or surplus lines coverages.

Comparative performance and compensation data reviewed by the committee suggests that the company’s executive compensation is not excessive as compared with performance and compensation levels of the peer group. The following table ranks the company and the 10 companies in the peer group according to market capitalization at December 31, 2014, and ranks three-year value creation ratio, three-year total shareholder returns as of December 31, 2014, as reported by Bloomberg LP, and compensation data compiled by Equilar from our peers’ 2014 proxy statements, the most recent year for which such data is available.

Rank	Market Capitalization	Three-Year Value Creation Ratio	Three-Year Total Shareholder Return	Total Direct Compensation (from 2014 Proxy Statements)
1	Travelers	Markel	Allstate	Travelers
2	Allstate	Cincinnati	Hartford	Hartford
3	Chubb	Allstate	Hanover	Allstate
4	Hartford	W.R. Berkley	Travelers	Chubb
5	Markel	Travelers	Cincinnati	Markel
6	Cincinnati	Chubb	State Auto	W.R. Berkley
7	W.R. Berkley	United Fire	Selective	Hanover
8	Hanover	Hanover	Markel	Cincinnati
9	Selective	State Auto	W.R. Berkley	Selective
10	State Auto	Selective	United Fire	State Auto
11	United Fire	Hartford	Chubb	United Fire

Compensation Consultants

The committee does not employ compensation consultants for recommendations concerning executive compensation. Our executive compensation levels are low compared with peers in line with our tradition of keeping overall expenses low. Our compensation programs are not complex and, because we do not benchmark compensation to peers, the committee does not believe it requires the services of a compensation consultant to assist with either administration of current plans or the determination of appropriate levels of compensation. The committee will continue to monitor our compensation structure to ensure that the compensation it wishes to deliver to the executive team is delivered as appropriate to overall company and individual performance. The committee does review and consider peer group performance and compensation data collected from the Equilar service and publicly available proxy statements and Form 10-K filings.

Tax Considerations

Section 162(m) limits to $1 million per year the federal income tax deduction to public corporations for compensation paid in any fiscal year to any individual who is identified as a named executive officer as of the end of the fiscal year in accordance with the Exchange Act. This limitation does not apply to qualifying “performance-based compensation.” The committee intends for our annual incentive compensation awards and PSUs (which permit the committee to exercise negative discretion to reduce or eliminate payment of awards) to qualify for the performance-based compensation exception to the $1 million limitation. In addition, stock options are considered performance-based compensation that can qualify for the exception.

The committee believes that our shareholders are best served by not restricting its discretion and flexibility in making compensation decisions about performance-based and nonperformance-based compensation, although some of these decisions may from time to time result in certain nondeductible compensation expenses. Accordingly, the committee may from time to time approve compensation for certain named executive officers that is not fully deductible and reserves the right to do so in the future, in appropriate circumstances.

In 2014, nonperformance-based compensation for each of the named executive officers fell below the $1 million Section 162(m) cap and is believed to be fully deductible.

The committee generally does not favor the payment of tax gross-ups. Except in limited circumstances, such as a retirement gift of nominal value or relocation assistance on the same basis offered to all retiring or relocating associates, the committee has not authorized payment of tax gross-ups to executive officers.

Employment Agreements, Change in Control Provisions and Post-Retirement Benefits

We do not have employment agreements with any of our named executive officers that specify a term of employment or guarantee minimum levels of bonuses or stock-based awards. All of our named executive officers are at-will employees. Our long-standing corporate perspective has been that employment contracts do not provide the company with any significant advantage. We believe our corporate culture, current compensation practices and levels of stock ownership by our executive officers have resulted in stability in our current 16-member group of executive officers, who average 25 years with the company.

In 2011, in connection with hiring Mr. Sewell as our chief financial officer, the committee authorized a deferred compensation agreement between the company and Mr. Sewell designed to approximate the value of retirement benefits that he would forego at his former employer. Mr. Sewell is fully vested in amounts payable under the agreement. No amounts are payable under the agreement until Mr. Sewell reaches the age of 58.

Change in control provisions are included in our 2012 and 2006 Stock Compensation Plans and our Annual Incentive Compensation Plan of 2009, and those provisions apply to all associates receiving awards under the plan, not just to executive officers. The change in control provisions in these plans contain a “double trigger,” which requires both a change in control event, as defined in the plan, and termination of the associate’s employment due to the change in control within a specified time period. The double trigger ensures that we will become obligated to accelerate vesting of prior awards only if the associate is actually or constructively discharged because of the change in control event.

We occasionally provide post-retirement benefits to long-tenured, executive-officer-level associates who remain part-time employees of the company after retirement from their executive positions. These post-retirement benefits are intended to compensate the associate for ongoing services associated with maintaining continuity of relationships and providing guidance to their successors and other associates. In 2014, we paid $19,287 for executive communication consulting services to an executive officer following her retirement in mid-2014.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2) (4)	Option Awards ($) (3)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)		All Other Compensation ($) (8)(9)	Total Compensation ($)
Steven J. Johnston	2014	922,846	-	473,132	131,132	927,000	-		169,697	2,623,807
Chief Executive Officer	2013	884,615	-	586,858	126,852	1,800,000	-		103,632	3,501,957
and President	2012	800,000	-	470,193	95,277	640,000	-		63,446	2,068,916
Cincinnati Financial Corporation

Jacob F. Scherer, Jr.	2014	845,942	-	325,573	90,151	552,338	766,538	(6)	24,761	2,605,303
Chief Insurance Officer and	2013	813,462	-	403,799	87,210	1,072,500	576,577	(6)	17,882	2,971,429
Executive Vice President	2012	750,000	-	358,430	72,575	487,500	613,312	(6)	15,299	2,297,116
The Cincinnati Insurance Company

Michael J. Sewell	2014	753,658	-	289,770	80,321	492,083	-		113,129	1,728,961
Chief Financial Officer,	2013	729,615	-	400,591	77,693	955,500	-		83,302	2,246,701
Senior Vice President and Treasurer	2012	700,000	-	334,215	67,738	455,000	-		81,613	1,638,566
Cincinnati Financial Corporation

Martin F. Hollenbeck	2014	617,769	-	238,082	65,887	403,650	-		95,751	1,421,139
Chief Investment Officer and	2013	594,615	-	293,810	63,426	780,000	-		69,042	1,800,893
Senior Vice President	2012	558,077	-	270,124	54,675	367,250	-		64,045	1,314,171
Cincinnati Financial Corporation

Charles P. Stoneburner II	2014	617,769	-	238,082	65,887	403,650	635,249	(7)	14,064	1,974,701
Senior Vice President	2013	592,308	-	293,810	63,426	780,000	288,465	(7)	9,124	2,027,133
The Cincinnati Insurance Company	2012	546,308	-	262,971	53,225	357,500	536,148	(7)	9,759	1,765,911

(1)	Since 2010, the committee has eliminated discretionary cash bonuses as a regular component of compensation for the named executive officers.
(2)	Amounts shown in the Stock Awards column reflect values for grants of PSUs, RSUs and Holiday Stock awards. PSUs are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. Amounts for PSUs are computed using a Monte-Carlo valuation on the date of grant. Amounts for RSUs reflect the full grant date fair value in accordance with FASB ASC 718. These amounts do not represent the actual value that may be realized by the named executive officers. For assumptions used in determining the values for awards of PSUs and RSUs, see our 2014 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 154. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. The per share fair market values were $51.20, $50.84 and $38.86 for the grant dates of November 14, 2014, November 15, 2013, and November 16, 2012, respectively. There were no forfeitures of Holiday Stock or PSU awards in 2014, 2013 or 2012.
(3)	Amounts in the Option Awards column reflect the value of awards for grants of nonqualified stock options. These nonqualified stock options are intended to be performance-based compensation for purposes of Section 162(m) and reflect the full grant date fair values in accordance with FASB ASC 718. These amounts do not represent the actual value, if any, that may be realized by the named executive officers. For assumptions used in calculation of option awards, see our 2014 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 154. There were no forfeitures of option awards in 2014, 2013 or 2012. Option awards granted on January 28, 2002, were canceled in 2012 due to expiration of unexercised grants as follows: 16,538 for Mr. Scherer, 3,308 for Mr. Hollenbeck and 2,205 for Mr. Stoneburner.
(4)	Maximum values of PSUs granted in 2014 are: $945,651 for Mr. Johnston; $650,121 for Mr. Scherer; $579,232 for Mr. Sewell and $475,139 each for Messrs. Hollenbeck and Stoneburner.
Maximum values of PSUs granted in 2013 are: $1,173,208 for Mr. Johnston; $806,581 for Mr. Scherer; $718,554 for Mr. Sewell; and $586,604 each for Messrs. Hollenbeck and Stoneburner.
Maximum values for PSUs granted in 2012 are: $587,548 for Mr. Johnston; $447,569 for Mr. Scherer; $417,738 for Mr. Sewell; $337,177 for Mr. Hollenbeck and $328,245 for Mr. Stoneburner.
(5)	No above-market or preferential earnings were paid on deferred compensation. The amounts shown in this column represent the aggregate change in actuarial present value of accumulated pension benefits for those named executive officers participating in the company’s Retirement Plan and SERP for each of the years presented, using the same pension plan measurement date and assumptions used for financial reporting purposes. In addition to one year of service credit under the Retirement Plan and the SERP for Messrs. Scherer and Stoneburner, the changes in plan balances are primarily due to fluctuations in the applicable interest rate and discount rate used to actuarially calculate the accumulated benefit in each plan.
(6)	For Mr. Scherer, in 2014 an increase of $206,948 in the Retirement Plan and an increase of $559,590 in the SERP as the company adjusted the lump sum factor in the calculation to 2.0 percent to reflect a projected rate at normal age of retirement and applied a discount at a rate of 4.25 percent to more fully capture all assumptions used in the company’s GAAP financial statements. In 2013, an increase of $129,381 in the Retirement Plan and an increase of $447,196 in the SERP. In 2012, an increase of $162,240 in the Retirement Plan and an increase of $451,071 in the SERP. Had the discount rate and adjusted lump sum factor been applied to the calculations for 2013 and 2012, the aggregate change in actuarial present value of accumulated retirement benefits for Mr. Scherer would have produced increases in the Retirement Plan of $15,962 in 2013 and $199,695 in 2012 and increases in the SERP of $204,237 in 2013 and $419,233 in 2012.
(7)	For Mr. Stoneburner, in 2014 an increase of $226,921 in the Retirement Plan and an increase of $408,328 in the SERP; in 2013, an increase of $61,612 in the Retirement Plan and an increase of $226,853 in the SERP; and in 2012, an increase of $247,525 in the Retirement Plan and an increase of $288,623 in the SERP.

(8)	For Messrs. Johnston and Sewell, includes perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 41.
For Mr. Scherer, includes perquisites in the amount of $23,548, which includes the incremental additional cost of $10,229 for spouse travel and meals for business events to which spouses are invited, club dues of $6,561, personal use of a company car valued at $2,792, premiums paid for a personal umbrella liability insurance policy, executive tax services, a safe driver award and an executive health examination.
For Mr. Hollenbeck, includes perquisites in the amount of $10,652, which includes the incremental additional cost of $2,986 for spouse travel and meals for business events to which spouses are invited, personal use of a company car valued at $5,205, premiums of $1,464 paid for a personal umbrella liability insurance policy, executive tax services, a safe driver award and an executive health examination.
For Mr. Stoneburner, includes perquisites in the amount of $12,195, which includes the incremental additional cost of $10,221 for spouse travel and meals for business events to which spouses are invited, personal use of a company car, premiums paid for a personal umbrella liability policy, and a safe driver award.
(9)	Includes matching contributions to the company’s 401(k) and Top Hat Savings Plans in the amounts of $163,371 for Mr. Johnston, $102,550 for Mr. Sewell and $83,866 for Mr. Hollenbeck.

2014 Grant of Plan-Based Awards (1)

Name	Grant Date		Estimated Possible Payouts Under Nonequity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (2)	All Other Option Awards: Number of Securities Under- lying Options	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	(#)	(#)	($/Sh)	($)
Steven J. Johnston	2/14/2014	*								12,873	46.81	131,132
	2/14/2014	**	278,100	927,000	1,854,000
	2/14/2014	***				3,862	12,873	25,746				472,825
	11/14/2014	****							6			307
Jacob F. Scherer, Jr.	2/14/2014	*								8,850	46.81	90,151
	2/14/2014	**	165,701	552,338	1,104,676
	2/14/2014	***				2,655	8,850	17,700				325,061
	11/14/2014	****							10			512
Michael J. Sewell	2/14/2014	*								7,885	46.81	80,321
	2/14/2014	**	147,625	492,083	984,166
	2/14/2014	***				2,366	7,885	15,770				289,616
	11/14/2014	****							3			154
Martin F. Hollenbeck	2/14/2014	*								6,468	46.81	65,887
	2/14/2014	**	121,095	403,650	807,300
	2/14/2014	***				1,941	6,468	12,936				237,570
	11/14/2014	****							10			512
Charles P. Stoneburner II	2/14/2014	*								6,468	46.81	65,887
	2/14/2014	**	121,095	403,650	807,300
	2/14/2014	***				1,941	6,468	12,936				237,570
	11/14/2014	****							10			512

*	Cincinnati Financial Corporation 2006 Stock Compensation Plan
**	Cincinnati Financial Corporation 2009 Incentive Compensation Plan
***	Cincinnati Financial Corporation 2012 Stock Compensation Plan
****	Holiday Stock Plan. See Long-Term Stock-Based Compensation, Page 36, for information about awards of shares under the Holiday Stock Plan.
(1)	No material modifications or repricing occurred with respect to any outstanding option or other stock-based award in 2014.
(2)	The grant date fair value of shares awarded under the Holiday Stock Plan is 100 percent of the average of the high and low sales price on Nasdaq on the date of grant, which was $51.20 on November 14, 2014.

Total compensation for 2014 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally decreased from 2013 levels because of a lower grant date fair value per share for stock-based compensation and achievement of target payouts of annual incentive compensation awards, rather than maximum payouts of annual incentive compensation received for 2013.

Total compensation for 2013 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2012 levels because of higher base annual salaries effective in the first quarter, higher grant date fair value per share for stock-based compensation and achievement of maximum payouts of annual incentive compensation awards.

Total compensation for 2012 shown in the Summary Compensation Table, excluding attributions of compensation related to retirement plans, generally increased from 2011 levels because of compensation earned for the full year of 2012 at the full base annual salary established upon 2011 promotions for Messrs. Johnston and Scherer, and upon the hiring of Mr. Sewell. Higher grant date fair value per share for stock-based compensation also contributed to the increase, particularly as new allocations of stock awards to one-half PSUs and one-half nonqualified stock options, compared with the 2011 allocation of one-third PSUs and two-thirds nonqualified stock options, increased the overall value of such grants.

Amounts shown in the Salary column do not exactly match the base annual salaries set by the committee for the year because of the timing of adjustments to base annual salary made in the respective years. The history of changes to base annual salaries for the named executive officers for the reported years is set forth below:

In February 2014, the committee adjusted base annual salaries to $927,000 for Mr. Johnston; $849,750 for Mr. Scherer; $757,050 for Mr. Sewell; $621,000 for Mr. Hollenbeck and $621,000 for Mr. Stoneburner.

In February 2013, the committee adjusted base annual salaries to $900,000 for Mr. Johnston; $825,000 for Mr. Scherer; $735,000 for Mr. Sewell; $600,000 for Mr. Hollenbeck and $600,000 for Mr. Stoneburner.

In February 2012, the committee set base annual salaries at levels unchanged from 2011 at $800,000 for Mr. Johnston; $750,000 for Mr. Scherer; $700,000 for Mr. Sewell; except for Messrs. Hollenbeck and Stoneburner, whose base annual salaries increased to $565,000 and $550,000, respectively, to better reflect the importance of their roles in implementing the company’s business strategy and to recognize their strong individual performance in the prior year.

Amounts shown in the Change in Pension Value and Nonqualified Deferred Compensation Earnings column of the Summary Compensation Table represent the annual incremental changes in the present values of benefits under the company’s defined benefit and SERP plans. Changes in the balances of the Top Hat accounts of named executive officers due to their contributions and investment performance during the year are included in the All Other Compensation column of the Summary Compensation Table. For information about these plans, see Retirement Benefits, Page 40.

Outstanding Equity Awards at 2014 Year-End

	Option Awards (1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)(3)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Steven J. Johnston	8,000			26.59	11/14/2018
	10,234			26.58	2/19/2020
	7,991			34.04	2/18/2021
	4,893			31.62	5/2/2021
	8,981	4,491		35.63	2/17/2022
								13,472	705,394
	4,363	8,725		44.70	2/15/2023
								13,088	685,288
		12,873		46.81	2/14/2024
								12,873	674,030

Jacob F. Scherer, Jr.	15,000			45.26	2/2/2016
	7,500			44.79	1/31/2017
	8,000			37.59	2/18/2018
	8,933			34.04	2/18/2021
	664			31.62	5/2/2021
	6,841	3,421		35.63	2/17/2022
								10,262	537,318
	3,000	5,998		44.70	2/15/2023
								8,998	471,135
		8,850		46.81	2/14/2024
								8,850	463,386

Michael J. Sewell	10,021			30.27	5/31/2021
	6,385	3,193		35.63	2/17/2022
								9,578	501,504
						1,028	53,826
	2,672	5,344		44.70	2/15/2023
								8,016	419,718
		7,885		46.81	2/14/2024
								7,885	412,859

Martin F. Hollenbeck	4,000			45.26	2/2/2016
	2,000			44.79	1/31/2017
	2,250			37.59	2/18/2018
	6,621			34.04	2/18/2021
	5,154	2,577		35.63	2/17/2022
								7,731	404,795
	2,182	4,362		44.70	2/15/2023
								6,544	342,644
		6,468		46.81	2/14/2024
								6,468	338,664

Charles P. Stoneburner II	4,000			45.26	2/2/2016
	2,000			44.79	1/31/2017
	8,577			26.58	2/19/2020
	6,698			34.04	2/18/2021
	5,017	2,509		35.63	2/17/2022
								7,526	394,061
	2,182	4,362		44.70	2/15/2023
								6,544	342,644
		6,468		46.81	2/14/2024
								6,468	338,664

(1)	One-third of each option award vests and becomes exercisable on the first, second and third anniversaries of the grant provided the associate remains continuously employed with the company or its subsidiaries. The vesting date of each option is listed in the table below:

Grant Date	Vesting Dates			Expiration Date
1/25/2005	1/25/2006	1/25/2007	1/25/2008	1/25/2015
2/2/2006	2/2/2007	2/2/2008	2/2/2009	2/2/2016
1/31/2007	1/31/2008	1/31/2009	1/31/2010	1/31/2017
2/18/2008	2/18/2009	2/18/2010	2/18/2011	2/18/2018
7/1/2008	7/1/2009	7/1/2010	7/1/2011	7/1/2018
11/14/2008	11/14/2009	11/14/2010	11/14/2011	11/14/2018
2/19/2010	2/19/2011	2/19/2012	2/19/2013	2/19/2020
2/18/2011	2/18//2012	2/18//2013	2/18//2014	2/18//2021
5/2/2011	5/2/2012	5/2/2013	5/2/2014	5/2/2021
5/31/2011	5/31/2012	5/31/2013	5/31/2014	5/31/2021
2/17/2012	2/17/2013	2/17/2014	2/17/2015	2/17/2022
2/15/2013	2/15/2014	2/15/2015	2/15/2016	2/15/2023
2/14/2014	2/14/2015	2/14/2016	2/14/2017	2/14/2024

(2)	PSUs granted on February 17, 2012, vested on March 1, 2015, at 100 percent of target as the company achieved the target performance hurdle with a three-year total shareholder return exceeding that of six of the 10 peer companies for the performance period ending December 31, 2014.
(3)	RSUs granted on February 15, 2013, will vest on February 15, 2016. PSUs granted on February 15, 2013, will vest on March 1, 2016, if company-level performance targets are achieved.
(4)	PSUs granted on February 14, 2014, will vest on March 1, 2017, if company-level performance targets are achieved.

2014 Option Exercises and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)

Steven J. Johnston	8,000	167,040	8,976	417,829
Jacob F. Scherer, Jr.	40,441	492,557	7,030	327,423
Michael J. Sewell	-	-	6,264	291,213
Martin F. Hollenbeck	-	-	4,903	228,384
Charles P. Stoneburner II	14,950	224,751	4,960	231,039

2014 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)
Steven J. Johnston (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Jacob F. Scherer, Jr. (3)	Qualified Pension Plan	31	1,025,808
	Supplemental Retirement Plan	31	1,881,088
Michael J. Sewell (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Martin F. Hollenbeck (2)	Qualified Pension Plan	n/a	-
	Supplemental Retirement Plan	n/a	-
Charles P. Stoneburner II (3)	Qualified Pension Plan	34	1,141,929
	Supplemental Retirement Plan	34	1,179,820

(1)	Amounts listed in the “Present Value of Accumulated Benefit” column were calculated as of December 31, 2014, using the same actuarial assumptions used by the company for GAAP financial reporting purposes, and assuming that benefits commence at age 65. The assumptions include a lump-sum factor of 2.0 percent for both plans and a discount rate of 4.25 percent in the Qualified Pension Plan and 4.05 percent in the Supplemental Retirement Plan.
(2)	Messrs. Johnston and Sewell joined the company after entry into the qualified pension plan was closed. Mr. Hollenbeck elected to leave the retirement plans in 2008 in connection with changes to the plans.
(3)	At December 31, 2014, Messrs. Scherer and Stoneburner had reached the early retirement age under both plans.

Tax-qualified defined benefit pension plan. The Cincinnati Financial Corporation Retirement Plan (Retirement Plan) is a tax-qualified defined benefit pension plan available to all full-time associates ages 40 and over on August 31, 2008, who elected to remain in the plan effective September 1, 2008. Members who were actively employed by the company on June 30, 2008, became fully vested in their accrued benefit. The Retirement Plan is closed to new members. Members of the Retirement Plan earn one year of service for each calendar year in which they work at least 1,000 hours. Members also earn service for time that they are paid, or entitled to be paid, but do not actually work. These times include vacation, holidays, illness, military duty and some periods of disability. Generally, the maximum amount of service that may be earned under the

Retirement Plan is 40 years. The only exception is that 50 years of service may be earned by members who were employees of our former subsidiary, Inter-Ocean Insurance Company on or before February 23, 1973. There are no deductions for Social Security or other offset amounts.

The Retirement Plan defines earnings for any given plan year as the base rate of salary in effect on the last day of the plan year, subject to the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code. Bonuses, stock-based awards and other forms of compensation do not contribute to earnings under the Retirement Plan.

Normal retirement age as defined in the Retirement Plan is age 65. The normal retirement pension is computed as a single life annuity. The normal monthly benefit payment is the greatest of the following three calculated amounts:

The first calculated amount is the sum of:

1.	0.45 percent of the member’s average monthly earnings plus 1.35 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service up to 15 years, plus

2.	0.6 percent of the members’ average monthly earnings plus 1.8 percent of the member’s average monthly earnings up to $2,916.67; multiplied by years of service between 16 and 40.

The second calculated amount is the sum of:

1.	0.9 percent of the member’s final average earnings; multiplied by years of service up to 15 years, plus

2.	1.2 percent of the member’s final average earnings; multiplied by years of service between 16 and 40.

The third calculated amount applies only to employees originally hired by our former subsidiary, Inter-Ocean Insurance Company, and is calculated as 1.0 percent of the member’s final average earnings multiplied by years of service not in excess of 50 years.

The normal form of benefit payment under the terms of the Retirement Plan is a single life annuity for unmarried members and a joint and 50 percent survivor annuity for married members. The plan permits members to elect to receive payment of benefits in the following forms:

•	Single life only

•	Single life only with 60-month or 120-month guarantee

•	Joint and 50 percent contingent annuity

•	Joint and 66.67 percent contingent annuity

•	Joint and 75 percent contingent annuity

•	Joint and 100 percent contingent annuity

•	Lump sum

Alternative forms of benefit payment are offered to provide plan members some flexibility in retirement income and estate planning by giving them the option of electing monthly benefits with or without a survivor’s benefit. Generally, the single life annuity alternative provides the largest monthly benefit but does not provide a survivor’s benefit. All other payment forms are the actuarial equivalent of a single life annuity. Alternatives other than the single life annuity provide slightly lower monthly benefits to the plan member, depending on such factors as presence of survivor’s benefit, the member’s age and any contingent annuitant’s age. The lump sum payment permits plan members to roll the present value of their benefit into an Individual Retirement Account and defer income taxes until the member withdraws funds from that account.

Supplemental retirement plan. The second retirement plan in which some named executive officers participate is the Cincinnati Financial Corporation Supplemental Retirement Plan (SERP). The SERP is unfunded and subject to forfeiture in the event of bankruptcy.

The SERP is a nontax-qualified defined benefit plan maintained by the company to pay eligible associates the difference between the amount payable under the tax-qualified defined benefit plan and the amount they would have received without the tax-qualified plan’s limit due to Section 401(a)(17) and Section 415 of the Internal Revenue Code. Accordingly, the SERP definitions for service, normal retirement age and annual earnings are the same as those for the Retirement Plan except the SERP’s definition of annual earnings is not limited.

The normal retirement benefit under the SERP for the participating named executive officers will be equal to the excess of the member’s monthly benefit under the Retirement Plan as of the member’s retirement date, without regard to the limit on earnings under Section 401(a)(17) of the Internal Revenue Code and without regard to any limit on benefits under Section 415 of the Internal Revenue Code. The pension benefit under the SERP is payable only in the form of a single lump sum.

Both retirement plans permit early retirement between age 60 and age 65, provided the member has at least five years of service. Benefits for early retirement are calculated by adjusting for life expectancy and reducing the benefit payable at age 65 by 0.5 percent per month for each month prior to age 65 that the member elects to begin receiving pension benefits. For example, a member who elects to retire at age 60 would receive 70 percent (60 months X 0.5 percent = 30 percent reduction) of the life-expectancy adjusted benefit payable at age 65.

Actuarial work related to both the Retirement Plan and SERP is performed by Towers Watson, which provides human resource strategy, design and management; actuarial and management consulting to the financial services industry; and reinsurance intermediary services. The committee engaged Towers Watson to provide actuarial and consultative services related to the design of the company’s retirement and employee benefit plans.

2014 Nonqualified Deferred Compensation Plan (1) (2)

Name	Aggregate Balance at 2013 Year-End	Executive Contributions in 2014	Registrant Contributions in 2014	Aggregate Earnings in 2014	Aggregate Balance at 2014 Year-End
	($)	($) (3)	($) (4)	($)	($) (5)

Steven J. Johnston	1,422,622	1,758,674	147,771	300,992	3,630,059
Jacob F. Scherer, Jr.	1,068,450	230,213	-	49,730	1,348,393
Michael J. Sewell	317,888	670,491	86,950	63,129	1,138,458
Martin F. Hollenbeck	570,264	68,266	68,266	15,034	721,830
Charles P. Stoneburner II	230	-	-	18	248

(1)	Prior to 2009 the company did not contribute to the Top Hat Savings Plan.
(2)	No withdrawals or distributions occurred in 2014.
(3)	The named executive officers’ contributions shown in this column are also reported in the Summary Compensation Table in the salary column, and included in the amounts shown for total compensation.
(4)	The amounts shown in this column reflect the company’s match of the eligible named executive officer’s contributions, up to 6 percent of the portion of their cash compensation that exceeds $260,000.
(5)	Of the amounts shown in this column, $947,669; $444,871; $200,879 and $123,589 for Messrs. Johnston, Scherer, Sewell and Hollenbeck respectively, were reported in the Summary Compensation Table in prior years.

Defined contribution plans. The company sponsors a tax-qualified 401(k) savings plan for all associates as well as the Cincinnati Financial Corporation Top Hat Savings Plan, a deferred compensation plan for a select group of management or certain highly compensated associates. Fidelity Management Trust Company is the third-party administrator of the company’s defined contribution plans. The company made no cash contributions to the 401(k) or Top Hat plans until September 2008. In connection with Retirement Plan changes effective September 1, 2008, the company began to match contributions to the 401(k) plan made by associates who are not members of the Retirement Plan, up to a maximum of 6 percent of the associate’s annual cash compensation (salary and annual incentive compensation award). Participants in the Top Hat Savings Plan do not receive a matching contribution from the company unless their compensation level exceeds the maximum recognizable compensation under Section 401(a)(17) of the Internal Revenue Code, which for 2014 was $260,000. Contributions made by associates immediately vest, while company matching contributions vest after three years of service. Messrs. Johnston, Sewell and Hollenbeck participate in these defined contribution plans and receive company matches of contributions made in each up to the 6 percent maximum.

Compensation payable to the named executive officers may be deferred pursuant to the Top Hat Savings Plan. Under the Top Hat Savings Plan, highly compensated individuals as defined by the plan, including the named executive officers, may elect to defer a percentage of salary, any discretionary bonus and any annual incentive compensation, less the required withholdings. Deferral elections are made before the plan year for which compensation is to be deferred and are effective for the entire year. These elections generally may not be modified or terminated for that year. Compensation deferred by the named executive officer is credited to the individual’s deferred compensation account maintained by the company.

Beginning in 2008, in connection with the company’s redesign of our retirement benefit plans, we amended the Top Hat Savings Plan to eliminate the prior cap on the amount of salary that may be deferred and to permit company matching contributions for certain officers who have contributed to and received the maximum company match allowable in their 401(k) accounts, yet due to tax law limitations, are unable to receive a matching contribution for the compensation that exceeds the limit imposed on tax-qualified 401(k) plans. We do not otherwise contribute to or match contributions to this plan. Participants are prohibited from borrowing or pledging amounts credited to their accounts. Under the defined contribution plans, individuals choose one or more of several specified investment alternatives, including an alternative for Cincinnati Financial Corporation common stock. Earnings credited to the participant’s account are calculated based on the performance of the applicable investment choice(s) selected by the participant. We do not guarantee any level of return on contributions to the Top Hat Savings Plan.

Distributions from the Top Hat Savings Plan are made as soon as legally and administratively feasible after retirement, other separation from service or death, or pursuant to a qualified domestic relations order. Distributions to the named executive officers due to retirement or other separation of service are not permitted until the earlier of 180 days after employment terminates or death. Other than distributions pursuant to qualified domestic relations orders, distributions are made in the form of either a single lump-sum payment or monthly installments of not less than 12 months or more than 120 months, depending upon the participant’s prior election. To the extent that a participant chooses to have earnings credited based on the Cincinnati Financial Corporation common stock election, the participant may choose to receive any benefit payments in the form of stock. All other distributions are made in cash.

Potential Payments Upon Termination or Change of Control

We do not have employment contracts or severance plans applicable to any of our named executive officers. Assuming a termination of employment on December 31, 2014, amounts the named executive officer would receive are governed by the terms of our qualified and nonqualified defined benefit and defined contribution plans, the 2006 and 2012 Stock Compensation Plans and the 2009 Annual Incentive Compensation Plan. Generally, upon termination of employment for any reason, the named executive officer would be entitled to receive the balance of the Top Hat Savings Plan account disclosed in the Aggregated Balance at 2014 Year-End column of the 2014 Nonqualified Deferred Compensation Plan table. Additionally, individual named executive officers would be entitled to receive the amounts set forth in the table below, depending on age and the nature of the termination.

Potential Payments Upon Termination

Name		Top Hat Savings Plan	Retirement Plan	SERP	Stock-Based Awards			Annual Incentive Compensation
					Retirement	Retirement with Disability	Change in Control	Retirement	Retirement with Disability	Change in Control
		($)	($)	($)	($)	($)	($)	($)	($)	($)
Steven J. Johnston	(1)	3,630,059				3,079,075	3,079,075		927,000	927,000
Jacob F. Scherer, Jr.	(2)	1,348,393	1,188,092	2,166,421		1,676,348	1,676,348		552,338	552,338
Michael J. Sewell	(1)	1,138,458				1,574,032	1,574,032		492,083	492,083
Martin F. Hollenbeck	(3)	721,830				1,237,733	1,237,733		403,650	403,650
Charles P. Stoneburner II	(2)	248	1,322,593	1,358,855		1,265,534	1,265,534		403,650	403,650

(1)	Messrs. Johnston and Sewell were hired after entry into the defined benefit pension plan was closed and, therefore, were never members of the pension plan or the SERP. If either retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans, plus target levels of any outstanding annual incentive compensation award.
(2)	Messrs. Scherer and Stoneburner are eligible for early retirement under the defined benefit pension plan and SERP. If either retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of target levels of outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans, plus target levels of any outstanding annual incentive compensation award. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.
(3)	Mr. Hollenbeck elected to leave the defined benefit plan in 2008, in connection with the company’s restructuring of its retirement benefits. If he retired due to a disability or terminated employment because of change of control, he would receive accelerated vesting of target levels of outstanding stock-based awards under the 2006 and 2012 Stock Compensation Plans, plus target levels of any outstanding annual incentive compensation award. For any other termination of employment, he would not receive accelerated vesting of such awards because he has not attained age 65 and has not been employed with the company for 35 years.

2014 Director Compensation (1)

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($) (3)(4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred Compensation Earnings ($) (6)	All Other Compensation ($) (7)	Total ($)

William F. Bahl	156,000	100,033				16,872	272,905
Gregory T. Bier	109,000	100,033				14,130	223,163
Linda Clement-Holmes	70,000	70,008				1,380	141,388
Dirk J. Debbink	70,000	70,008				2,087	142,095
Kenneth C. Lichtendahl	75,500	73,051				16,608	165,159
W. Rodney McMullen	120,500	100,033				15,873	236,406
David P. Osborn	104,500	100,033				13,350	217,883
Gretchen W. Price	82,500	77,540				1,544	161,584
John J. Schiff, Jr. (2)	-	512	-	-	17,793	126,523	144,828
Thomas R. Schiff	92,500	92,501				1,584	186,585
Douglas S. Skidmore	73,000	73,051				17,660	163,711
Kenneth W. Stecher (2)	-	255,124	70,614	432,600	-	544,585	1,302,923
John F. Steele, Jr.	88,000	88,013				13,370	189,383
Larry R. Webb	95,500	95,545				26,894	217,939
E. Anthony Woods (8)	37,334	37,351				14,710	89,395

(1)	Mr. Johnston is a director and the chief executive officer and president of the company. Compensation for Mr. Johnston is shown in the Summary Compensation Table and supporting disclosure beginning on Page 45. Mr. Johnston receives no additional compensation for his service as a director.

(2)	Mr. J. Schiff, Jr. is a director of the company and also is the chairman of the executive committees and an employee of the company’s insurance subsidiaries. Mr. Stecher is chairman of the board and an executive officer of the company. Messrs. Schiff and Stecher receive no additional compensation for their service as directors.
(3)	Stock awards for nonemployee directors under the Directors Stock Plan of 2009 were valued at full fair market value determined by the average of the high and low sales price on Nasdaq on January 29, 2015, the date of grant, times the number of shares awarded. The per share fair market value on January 29, 2015, was $51.59. The number of shares granted to directors reported in this column were: 1,939 to Mr. Bahl; 1,939 to Mr. Bier; 1,357 to Ms. Clement-Holmes; 1,357 to Mr. Debbink; 1,416 to Mr. Lichtendahl; 1,939 to Mr. McMullen; 1,939 to Mr. Osborn; 1,503 to Ms. Price; 1,793 to Mr. T. Schiff; 1,416 to Mr. Skidmore; 1,706 to Mr. Steele; 1,852 to Mr. Webb; and 724 to Mr. Woods.
(4)	The amount included in the Stock Awards column for Mr. Stecher reflects the value of PSUs and Holiday Stock awards, if any. The amount shown for PSUs reflects the full grant date fair value in accordance with FASB ASC 718 using a Monte-Carlo valuation on the date of grant. This amount does not represent the actual values that may be realized by Mr. Stecher. For assumptions used in determining this value, see our 2014 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 154. The maximum attainable value from the PSUs awarded to Mr. Stecher is $509,225. Mr. Schiff declined any award of PSUs in 2014. Awards under the Holiday Stock Plan are valued at full market value, determined by the average of the high and low sales price on Nasdaq on the date of grant, multiplied by the number of shares. On November 14, 2014, Messrs. J. Schiff, Jr. and Stecher were each granted 10 shares under this plan with a per share fair market value of $51.20. Nonemployee directors are not eligible to receive PSUs or shares under the Holiday Stock Plan.
(5)	The amount in the Option Awards column reflects the value of grants of nonqualified stock options. The amount shown for nonqualified stock options reflects the full grant date fair value in accordance with FASB ASC 718. For assumptions used in calculation of option awards, see our 2014 Annual Report on Form 10-K, Part II, Item 8, Note 17, Page 154. This amount does not represent the actual value, if any, that may be realized by Mr. Stecher. Mr. J. Schiff, Jr. declined any award of nonqualified stock options in 2014. Nonemployee directors are not eligible to receive stock options under current company stock compensation plans.
(6)	No preferential earnings were paid on deferred compensation in 2014. Amounts in this column reflect changes in values of the actuarially calculated accumulated benefit for Mr. Stecher in the Retirement Plan and for Messrs. Stecher and J. Schiff, Jr. in the company’s SERP. In 2014, Mr. Stecher’s accumulated benefits in the Retirement Plan and SERP decreased $23,405 and $57,148, respectively. The decreases in both amounts are primarily due to an increase in the applicable interest rate used to actuarially calculate the accumulated benefits in the plans to 1.75 percent from 0.75 percent that more than offset an actuarial increase applied to years employed beyond the age of 65. Mr. Schiff’s accumulated benefit in the SERP increased $17,793. The increase in the accumulated benefit is primarily due to an actuarial increase applied to years employed beyond the age of 65 that more than offset a decrease in the applicable interest rate used to actuarially calculate the accumulated benefit in the plan to 1.75 percent from 0.75 percent.
(7)	For Mdmes. Price and Clement-Holmes and Messrs. Debbink and T. Schiff, amounts shown in this column reflect perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 41.

For Mr. Bahl, includes perquisites in the amount of $16,597, which includes the incremental additional cost of $14,206 for spouse travel and meals for business events to which spouses are invited and premiums of $2,391 paid for a personal umbrella liability policy.

For Mr. Bier, includes perquisites in the amount of $13,855, which includes the incremental additional cost of $12,621 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability policy.

For Mr. Lichtendahl, includes perquisites in the amount of $16,506, which includes the incremental additional cost of $15,069 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability policy.

For Mr. McMullen, includes perquisites in the amount of $15,598, which includes the incremental additional cost of $14,257 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability policy.

For Mr. Osborn, includes perquisites in the amount of $13,249, which includes the incremental additional cost of $11,072 for spouse travel and meals for business events to which spouses are invited and premiums of $2,177 paid for a personal umbrella liability policy.

For Mr. J. Schiff, Jr., reflects salary of $123,077 and perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 41.

For Mr. Skidmore, includes perquisites in the amount of $17,385, which amount includes the incremental additional cost of $15,808 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability policy.

For Mr. Stecher, reflects salary of $538,327 and perquisites in an aggregate amount less than $10,000 for one or more of the types described in Perquisites and Other Personal Benefits, Page 41.

For Mr. Steele, includes perquisites in the amount of $13,095, which amount includes the incremental additional cost of $11,433 for spouse travel and meals for business events to which spouses are invited and premiums of $1,662 paid for a personal umbrella liability policy.

For Mr. Webb, includes perquisites in an aggregate amount of $26,619, which amount includes the incremental additional cost of $17,075 for spouse travel and meals for business events to which spouses are invited and premiums of $9,544 paid for a personal umbrella liability insurance.

For Mr. Woods, includes perquisites in an aggregate amount of $14,651, which amount includes the incremental additional cost of $13,760 for spouse travel and meals for business events to which spouses are invited and premiums paid for a personal umbrella liability policy.

(8)	Mr. Woods’ term ended and he retired from the board on April 26, 2014, the date of the 2014 Annual of Meeting of Shareholders.

In 2014, nonemployee directors were compensated for their board service as follows:

Annual Cash Retainer	$40,000
Annual Stock Retainer	$40,000
Lead Director Annual Cash Retainer	$25,000
Independent Committee Chair Cash Retainer	$10,000
Meeting Fees – Cash	$4,500 per board meeting $1,500 per committee meeting (except investment committee) $6,000 per investment committee meeting $7,500 maximum per day
Meeting Fees – Stock	Matches cash meeting fees up to maximum of $60,000 per year

The committee grants the stock awards for each director’s prior year’s board service under the 2009 Stock Plan at its first scheduled meeting each calendar year. See Stock-Based Award Grant Practices, Page 39. Amounts shown in the Stock Awards column reflect grants awarded under the 2009 Stock Plan at the committee’s meeting on January 29, 2015, for board service in 2014.

The company also provides outside directors with life insurance, personal umbrella liability insurance and spouse travel and meals for certain business events. See Perquisites and Other Personal Benefits, Page 41, for details about these benefits. Amounts contained in the All Other Compensation column reflect the aggregate cost of these individual benefits.

The company does not provide outside directors with retirement benefits, benefits under health and welfare plans or compensation in any form not described above, nor does it have any agreement with any director to make charitable donations in the director’s name.

Conclusion

Shareholder Proposals for Next Year

Any qualified shareholder who wishes to present a proposal for action at the 2016 Annual Meeting of Shareholders must submit the proposal to Cincinnati Financial Corporation, P.O. Box 145496, Cincinnati, Ohio 45250-5496, on or before November 19, 2015, to be included in our proxy statement and proxy for the 2016 Annual Meeting of Shareholders. Any such proposal must conform to the rules and regulations of the SEC and otherwise be in accordance with other federal laws as well as the laws of the State of Ohio. If the date of the 2016 Annual Meeting of Shareholders is not within 30 days of May 2, 2016, the deadline will be a reasonable time before we begin to print and mail the proxy materials for the 2016 annual meeting. In addition, the proxy solicited by the board for the 2016 annual meeting will confer discretionary authority on the persons named in such proxy to vote on any shareholder proposal presented at that meeting if we receive notice of such proposal later than February 2, 2016, without the matter having been discussed in such proxy.

Any qualified shareholder who wishes to present a proposal for action or for nomination of a candidate for election to our board of directors at the 2016 Annual Meeting of Shareholders (other than any proposal made pursuant to Rule 14a-8 under the Securities and Exchange Act of 1934) must deliver a notice of the proposal, in the form required by Section 6 of our Code of Regulations, to our corporate secretary on or before March 2, 2016, but not before January 23, 2016, or the shareholder’s proposal will not be permitted to be brought before the 2016 Annual Meeting of Shareholders.

Cost of Solicitation

Proxies may be solicited by our directors, officers or other employees, either in person or by mail, telephone or email. The cost of soliciting proxies will be borne by the company. We have contracted with Alliance Advisors LLC. to provide Internet and telephone voting service for our direct shareholders of record. We ask banks, brokerage houses, other custodians, nominees and fiduciaries to forward copies of the proxy materials to beneficial owners of shares or to request authority for the execution of proxies; and we have agreed to reimburse reasonable out-of-pocket expenses incurred. We have retained the services of Alliance Advisors LLC, a proxy solicitation firm, to assist us in soliciting proxies for the 2015 Annual Meeting of Shareholders. The cost of such services is estimated at $12,500 plus out-of-pocket expenses.

Other Business

Management does not know of any other matter or business that may be brought before the meeting; but if any other matter or business properly comes before the meeting, it is intended that a vote will be cast pursuant to the accompanying proxy in accordance with the judgment of the person or persons voting the same.

/S/ Lisa A. Love

Lisa A. Love, Esq.

Senior Vice President, General Counsel and Corporate Secretary

March 18, 2015

Cincinnati Financial Corporation

Appendix A

Definitions of Non-GAAP Information and Reconciliation to Comparable GAAP Measures

(See attached tables for reconciliations; prior-period reconciliations available at cinfin.com/investors.)

Cincinnati Financial Corporation prepares its public financial statements in conformity with accounting principles generally accepted in the United States of America (GAAP). Statutory data is prepared in accordance with statutory accounting rules as defined by the National Association of Insurance Commissioners’ (NAIC) Accounting Practices and Procedures Manual, and therefore is not reconciled to GAAP data.

Management uses certain non-GAAP and non-statutory financial measures to evaluate its primary business areas – property casualty insurance, life insurance and investments. Management uses these measures when analyzing both GAAP and non-GAAP measures to improve its understanding of trends in the underlying business and to help avoid incorrect or misleading assumptions and conclusions about the success or failure of company strategies. Management adjustments to GAAP measures generally: apply to non-recurring events that are unrelated to business performance and distort short-term results; involve values that fluctuate based on events outside of management’s control; or relate to accounting refinements that affect comparability between periods, creating a need to analyze data on the same basis.

•	Operating income: Operating income is calculated by excluding net realized investment gains and losses (defined as realized investment gains and losses after applicable federal and state income taxes) from net income. Management evaluates operating income to measure the success of pricing, rate and underwriting strategies. While realized investment gains (or losses) are integral to the company’s insurance operations over the long term, the determination to realize investment gains or losses in any period may be subject to management’s discretion and is independent of the insurance underwriting process. Also, under applicable GAAP accounting requirements, gains and losses can be recognized from certain changes in market values of securities without actual realization. Management believes that the level of realized investment gains or losses for any particular period, while it may be material, may not fully indicate the performance of ongoing underlying business operations in that period.

For these reasons, many investors and shareholders consider operating income to be one of the more meaningful measures for evaluating insurance company performance. Equity analysts who report on the insurance industry and the company generally focus on this metric in their analyses. The company presents operating income so that all investors have what management believes to be a useful supplement to GAAP information.

•	Value creation ratio: This is a measure of shareholder value creation that management believes captures the contribution of the company’s insurance operations, the success of its investment strategy and the importance placed on paying cash dividends to shareholders. The value creation ratio measure is made up of two primary components: (1) rate of growth in book value per share plus (2) the ratio of dividends declared per share to beginning book value per share. Management believes this non-GAAP measure is a useful supplement to GAAP information, providing a meaningful measure of long-term progress in creating shareholder value. It is intended to be all-inclusive regarding changes in book value per share, and uses originally reported book value per share in cases where book value per share has been adjusted, such as adoption of Accounting Standards Updates with a cumulative effect of a change in accounting.

•	Statutory accounting rules: For public reporting, insurance companies prepare financial statements in accordance with GAAP. However, insurers also must calculate certain data according to statutory accounting rules as defined in the NAIC’s Accounting Practices and Procedures Manual, which may be, and has been, modified by various state insurance departments. Statutory data is publicly available, and various organizations use it to calculate aggregate industry data, study industry trends and compare insurance companies.

•	Written premium: Under statutory accounting rules, property casualty written premium is the amount recorded for policies issued and recognized on an annualized basis at the effective date of the policy. Management analyzes trends in written premium to assess business efforts. Earned premium, used in both statutory and GAAP accounting, is calculated ratably over the policy term. The difference between written and earned premium is unearned premium.

Cincinnati Financial Corporation

Balance Sheet Reconciliation

(Dollars are per outstanding share)	Twelve months ended December 31,
	2014	2013
Value creation ratio:
End of period book value	$40.14	$37.21
Less beginning of period book value	37.21	33.48
Change in book value	2.93	3.73
Dividend declared to shareholders	1.76	1.655
Total contribution to value creation ratio	$4.69	$5.385

Contribution to value creation ratio:
From change in book value*	7.9%	11.1%
From dividends declared to shareholders**	4.7	5.0
Value creation ratio	12.6%	16.1%

* Change in book value divided by the beginning of period book value

** Dividend declared to shareholders divided by beginning of period book value

Net Income Reconciliation

(In millions except per share data)	Twelve months ended December 31,
	2014	2013
Net income	$525	$517
Realized investment gains, net	85	54
Operating income	440	463
Less catastrophe losses	(133)	(112)
Operating income before catastrophe losses	573	575
Less noncatastrophe weather losses	(109)	(75)
Operating income before catastrophe and noncatastrophe weather losses	$682	$650

Diluted per share data:
Net income	$3.18	$3.12
Realized investment gains, net	0.52	0.32
Operating income	2.66	2.80
Less catastrophe losses	(0.81)	(0.67)
Operating income before catastrophe losses	3.47	3.47
Less noncatastrophe weather losses	(0.66)	(0.45)
Operating income before catastrophe and noncatastrophe weather losses	$4.13	$3.92

Cincinnati Financial Corporation

Property Casualty Operations Reconciliation

(In millions)	Twelve months ended December 31, 2014
	Consolidated	Commercial	Personal	E&S
Premiums:
Written premiums	$4,143	$2,922	$1,068	$153
Unearned premiums change	(98)	(66)	(27)	(5)
Earned premiums	$4,045	$2,856	$1,041	$148

Statutory ratios:
Combined ratio	95.1%	94.3%	99.1%	81.8%
Contribution from catastrophe losses	5.1	4.3	7.8	2.0
Combined ratio excluding catastrophe losses	90.0%	90.0%	91.3%	79.8%

Commission expense ratio	18.4%	18.0%	18.3%	27.0%
Other underwriting expense ratio	11.7	12.8	9.7	4.3
Total expense ratio	30.1%	30.8%	28.0%	31.3%

GAAP ratios:
Combined ratio	95.6%	95.1%	99.2%	79.4%
Contribution from catastrophe losses	5.1	4.3	7.8	2.0
Prior accident years before catastrophe losses	(1.8)	(1.5)	(0.1)	(19.6)
Current accident year combined ratio before catastrophe losses	92.3%	92.3%	91.5%	97.0%

Dollar amounts shown are rounded to millions; certain amounts may not add due to rounding. Ratios are calculated based on dollar amounts in thousands.

Contact Information

You may direct communications to Cincinnati Financial Corporation’s Senior Vice President, General Counsel and Corporate Secretary Lisa A. Love, Esq. for sharing with the appropriate individual(s). Or, you may directly access services:

Investors: Investor Relations responds to investor inquiries about the company and its performance.

Dennis E. McDaniel, CPA, CMA, CFM, CPCU – Vice President, Investor Relations Officer

513-870-2768 or investor_inquiries@cinfin.com

Shareholders:  Shareholder Services administers the company’s stock compensation plans and fulfills requests for shareholder materials.

Molly A. Grimm, CEP – Assistant Vice President, Shareholder Services

513-870-2639 or shareholder_inquiries@cinfin.com

American Stock Transfer & Trust Company LLC provides the company’s stock transfer and recordkeeping services, including assisting registered shareholders with updating account information or enrolling in shareholder plans.

6201 15th Avenue, Brooklyn, NY 11219

866-638-6443 or info@amstock.com

Media: Corporate Communications assists media representatives seeking information or comment from the company or its subsidiaries.

Betsy E. Ertel, CPCU, AIM, API – Assistant Vice President, Corporate Communications

513-603-5323 or media_inquiries@cinfin.com

CINCINNATI FINANCIAL CORPORATION

The Cincinnati Insurance Company

The Cincinnati Casualty Company

The Cincinnati Indemnity Company

The Cincinnati Life Insurance Company

The Cincinnati Specialty Underwriters Insurance Company

CSU Producer Resources Inc.

CFC Investment Company

Mailing Address

P.O. Box 145496

Cincinnati, Ohio 45250-5496

Street Address

6200 South Gilmore Road

Fairfield, Ohio 45014-5141

Phone: 888-242-8811 or 513-870-2000

Fax: 513-870-2066

Email: cfc_corporate@cinfin.com

Web: cinfin.com

★★★ Exercise Your Right to Vote ★★★

CINCINNATI FINANCIAL CORPORATION
Annual Meeting Of Shareholders
This Proxy is being solicited by the Board of Directors

The shareholder(s) hereby appoint(s) Kenneth W. Stecher, William F. Bahl and Steven J. Johnston, or any one of them with power of substitution as proxies, and hereby authorize(s) them to represent and to vote, as designated on the reverse side and in their discretion on such other matters as may properly come before the meeting, all shares of CINCINNATI FINANCIAL CORPORATION held on record on March 4, 2015, at the Annual Meeting of Shareholders to be held at 9:30 a.m., EDT, on May 2, 2015, at the Cincinnati Art Museum, 953 Eden Park Drive, Cincinnati, Ohio, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no directions are given, this proxy will be voted FOR all nominees listed; FOR the proposal to ratify the selection of Deloitte & Touche LLP as the company's independent registered public accounting firm for 2015; and FOR the nonbinding proposal to approve compensation for the company's named executive officers.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

Continued and to be signed on reverse side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held May 2, 2015. The 2015 Shareholder Meeting Notice and Proxy Statement, our 2014 Annual Report on Form 10-K and the 2015 Annual Letter From the Chairman and the Chief Executive Officer are available at: http://www.viewproxy.com/cinfin/2015

The Board of Directors recommends you vote FOR the following:

1. Election of Directors.

(01) William F. Bahl	(05) Steven J. Johnston	(09) Gretchen W. Price	(13) Kenneth W. Stecher
(02) Gregory T. Bier	(06) Kenneth C. Lichtendahl	(10) John J. Schiff, Jr.	(14) John F. Steele, Jr.
(03) Linda W. Clement-Holmes	(07) W. Rodney McMullen	(11) Thomas R. Schiff	(15) Larry R. Webb
(04) Dirk J. Debbink	(08) David P. Osborn	(12) Douglas S. Skidmore	

FOR all nominees ☐ **WITHHELD** from all nominees ☐ ☐ FOR, except vote withheld from the following nominees: ______________________

The Board of Directors recommends you vote FOR the following proposals:

☐ FOR ☐ AGAINST ☐ ABSTAIN

☐ FOR ☐ AGAINST ☐ ABSTAIN

DO NOT PRINT IN THIS AREA
(Shareholder Name & Address Data)

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign, date and return promptly in the enclosed envelope.

Date ______________________

Signature ______________________

Signature ______________________
(Joint Owners)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) ☐

Please indicate if you plan to attend this meeting ☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

CONTROL NUMBER

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when voting by Internet or telephone.

INTERNET

Vote Your Proxy on the Internet:

Go to www.cesvote.com

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone:

Call 1 (888) 693-8683

Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL

Vote Your Proxy by Mail:

Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.